EXHIBIT D-3
                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Citizens Communications Company,         )
Tucson Electric Power Company, and       )       Docket No. EC03-54-000
UniSource Energy Corporation             )



                        JOINT APPLICATION FOR APPROVAL OF
                  THE DISPOSITION OF JURISDICTIONAL FACILITIES
                   UNDER SECTION 203 OF THE FEDERAL POWER ACT


L. Russell Mitten                               Vincent Nitido, Jr.
Vice President, General Counsel                 Vice President, General Counsel
  & Corporate Secretary                           & Corporate Secretary
Citizens Communications Company                 UniSource Energy Corporation
3 High Ridge Park                               One South Church Ave., Suite 100
Stamford, CT 06905                              Tucson, AZ 85701
(203) 614-5047                                  (520) 884-3670

Attorney for                                    Attorney for
Citizens Communication Company                  Tucson Electric Power Company
                                                and
                                                UniSource Energy Corporation

                                  James C. Beh
                                 Antoine P. Cobb
                               Kristina A. Fausti
                              Troutman Sanders LLP
                        401 9th Street, N.W., Suite 1000
                              Washington, DC 20004
                                 (202) 274-2950
                           (202) 274-2994 (facsimile)

                                  Attorneys for
                        Citizens Communications Company,
                         Tucson Electric Power Company,
                                       and
                          UniSource Energy Corporation

Dated: February 7, 2003
       Washington, D.C.


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                                TABLE OF CONTENTS


I.   INTRODUCTION AND SUMMARY OF REQUESTED AUTHORIZATIONS......................1


II.  DESCRIPTION OF THE APPLICANTS AND THE TRANSACTION.........................3
     A. Background and Corporate Structure of Applicants.......................3
        1. Citizens Communications Company.....................................3
        2. UniSource Energy Corporation........................................5
           a) Tucson Electric Power Company....................................6
           b) Millennium Energy Holdings, Inc..................................8
           c) UniSource Energy Development Company.............................8
           d) Tucson Electric non-utility subsidiaries.........................9
     B. The Transaction........................................................9
        1. Structure of the Transaction........................................9
        2. Commission Jurisdiction and Standard of Review.....................13


III. THE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST...................13
     A. The Transaction Will Have No Adverse Effect on Competition............13
        1. The Horizontal Overlap in Applicants' Business Activities in the Relevant Markets is De Minimis, and as a Result, No Detailed Competitive Screen Analysis is Required to Demonstrate that the
           Transaction Will Have No Adverse Impact on Competition.............15
        2. The Vertical Overlap in Applicants Business Activities in
           Relevant Markets is De Minimis, and as a Result,
           No Detailed Competitive Screen Analysis is Required to
           Demonstrate that the Transaction Will Have No Adverse
           Impact on Competition..............................................18
     B. The Transaction Will Have No Adverse Effect on Rates..................22
     C. The Transaction Will Have No Adverse Effect on Regulation.............24


IV.  THE COMMISSION'S PART 33 FILING REQUIREMENTS.............................25
     A. Exact Names of Applicants and Their Principal Business Addresses......25
     B. The Names and Addresses of Persons Authorized to Receive Notices
        and Communications Regarding the Application..........................26
     C. Description of Applicants.............................................27
     D. Proposed Accounting Entries...........................................31
     E. Form of Notice........................................................31
     F. Verification..........................................................31


V.   CONCLUSION...............................................................32


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Exhibit JSH     Prepared Direct Testimony and Exhibits of J. Stephen Henderson

Exhibit C       Organizational Charts Depicting Current and Proposed Corporate
                Structures

Exhibit F       Description of Wholesale Power Customers

Exhibit G       Description of Jurisdictional Facilities Owned, Operated,
                or Controlled

Exhibit I       Copies of Contracts Related to the Transaction

Exhibit K       Map Depicting Physical Property

Attachment 1    Power Purchase Agreement with Pinnacle West Capital Corporation

Attachment 2    Joint Application of Citizens Communications Company and
                UniSource Energy Corporation before the Arizona Corporation
                Commission


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                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Citizens Communications Company,         )
Tucson Electric Power Company, and       )       Docket No. EC03- ____ - 000
UniSource Energy Corporation             )


                        JOINT APPLICATION FOR APPROVAL OF
                  THE DISPOSITION OF JURISDICTIONAL FACILITIES
                   UNDER SECTION 203 OF THE FEDERAL POWER ACT


I.   INTRODUCTION AND SUMMARY OF REQUESTED AUTHORIZATIONS.

     Citizens Communications Company ("Citizens"), Tucson Electric Power Company ("Tucson Electric"), and UniSource Energy Corporation ("UniSource Energy") (collectively, "Applicants") jointly submit this application ("Application") pursuant to Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. ss. 824b
(2000), and Part 33 of the regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"), 18 C.F.R. Part 33 (2002), as revised by Order Nos. 592 and 642,(1) and respectfully request Commission authorization for the disposition of certain jurisdictional facilities ("Transaction"). Applicants request that the Commission issue an order approving the Transaction by May 30, 2003.

     As further described in this Application, Citizens proposes to sell, and UniSource Energy proposes to acquire, the operating electric and gas utility assets of Citizens located in Arizona. Included among the assets to be transferred are Citizens':

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(1)  Inquiry Concerning the Commission's Merger Policy Under the Federal Power
     Act: Policy Statement, Order No. 592, FERC Stats. & Regs.P. 31,044 (1996), reconsideration denied, Order No. 592-A, 79 FERCP. 61,321 (1997) (hereinafter, the "Merger Policy Statement"); Revised Filing Requirements under Part 33 of the Commission's Regulations, Order No. 642, FERC Stats. & Regs. [Regs. Preambles 1996-2000]P. 31,111 (2000) ("Order No. 642"), on
     reh'g, Order No. 642-A, 94 FERCP. 61,289 (2001) (hereinafter collectively referred to as the "Revised Merger Policy Statement").


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o    electric transmission/distribution facilities and substations located in the state of Arizona;(2)

o three peaking electric generators with a combined generating capacity of approximately 47 MWs;

o    natural gas distribution assets located within the state of Arizona;

o    associated books, records, and accounts; and

o other assets, such as real and personal property, equipment, and buildings.(3)

     The Transaction is consistent with the public interest and should be approved. As detailed below, the Transaction will have no adverse effect on competition, rates, or regulation. Thus, Applicants respectfully request that the Commission approve the Application without condition, modification, or a trial-type hearing.

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(2)  The Arizona Electric Division ("AED") of Citizens owns very limited and discrete transmission/distribution facilities, consisting of radial spurs emanating from the transmission system of the United States Department of Energy, Western Area Power Administration ("WAPA"), to particular AED load centers. In light of the limited potential for wholesale transactions on these facilities, AED was granted a waiver of the Order No. 888 requirement to file a pro forma tariff and the Order No. 889 requirements to post and file standards of conduct and implement an OASIS. Northern States Power Co., 76 FERC P. 61,250 at 62,297, modified sub nom., Black Creek Hydro, Inc., 77 FERC P. 61,232 (1996). The Commission recently required AED to file an OATT, however, in light of Arizona's move to unbundled retail electric service. Arizona Indep. Scheduling Admin'r Ass'n, 93 FERC P. 61,231 (2000), reh'g denied, 94 FERC P. 61,302 (2001). AED filed its OATT with the Commission on July 2, 2001, in Docket No. ER01-2498-000, and the Commission accepted the same by letter order issued September 10, 2001. Appropriate filings will be made in order to transition to NewCo the AED OATT, as well as AED's other rate schedules, to be effective upon the closing of the Transaction.

(3) Although some aspects of the Transaction may be related to assets that are outside of the Commission's jurisdiction or may entail otherwise non-jurisdiction actions, in order to assist the Commission in its evaluation of this Application, Applicants demonstrate herein that the Transaction, in its entirety, is consistent with the public interest.

     Applicants request that the Commission set a 21-day period for public comment so that it may issue an order authorizing the Transaction by no later than May 30, 2003.(4) Prompt Commission action will benefit the market and is consistent with the public interest because it will: (1) allow UniSource Energy to focus its resources on integrating the Citizens assets into the UniSource Energy corporate structure; and (2) allow Citizens to redeploy its corporate resources to focus on its core telecommunications businesses. Also, the purchase price under the asset purchase agreements will adjust if the Transaction does not close prior to July 28, 2003, and will further adjust if the Transaction does not close prior to October 30, 2003.(5) Applicants wish to close the Transaction on or before July 28, 2003, and a Commission order issued on or before May 30, 2003 is needed in order to do so.

II.  DESCRIPTION OF THE APPLICANTS AND THE TRANSACTION.

     A. BACKGROUND AND CORPORATE STRUCTURE OF APPLICANTS.

          1. CITIZENS COMMUNICATIONS COMPANY.

     Citizens, a Delaware corporation, provides communications services via approximately 2.5 million access lines in 24 states, and provides public utility services to approximately 286,000 electric and gas customers in 3 states. Citizens also has ownership interests in cable television and cellular telephone companies. Citizens provides wireline communications services to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier. In addition, Citizens provides competitive local exchange carrier services to


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(4)  Given the very limited transmission facilities and otherwise limited jurisdictional facilities involved in the Transaction, a comment period of no more than 21 days is appropriate in this case. See The AES Corp., Notice of Filing, Docket No. EC03-49-000, dated Feb. 3, 2003; Cinergy Services, Inc., Notice of Filing, Docket No. EC02-113-000, dated Sept. 11, 2002; Wisvest Corp., Notice of Filing, Docket No. EC02-87-000, dated July 9, 2002; Northwest Natural Gas Co., 98 FERCP. 61,134 (2002) ("Northwest"). Order No. 642 clearly states that a shortened comment period is appropriate for transactions that do not require the submission of a competitive analysis screen or a vertical competitive analysis. Order No. 642 at 31,877.

(5)  See discussion on page 11-12.

business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., its wholly-owned subsidiary. Citizens provides public utility services - including natural gas distribution service, and electric transmission and distribution services - to customers in Vermont, Hawaii and Arizona.(6)

     In Arizona, Citizens operates as an electric and gas utility through two operating divisions. Through AED, Citizens is certificated to provide retail electric service to approximately 77,500 customers in Mohave County in northwest Arizona and in Santa Cruz County in southeast Arizona. These customers have a historical maximum peak demand of approximately 320 megawatts. Through its Arizona Gas Division ("AGD"), Citizens provides retail natural gas service in most of northern Arizona, including portions of Mohave, Yavapai, Coconino, Navajo, Greenlee, and Apache Counties, as well as Santa Cruz County in southeast Arizona. Citizens currently serves approximately 125,000 retail natural gas customers in Arizona.(7) Substantially all of Citizens' electric and gas customers are in the residential and commercial classifications.(8)

     Citizens purchases substantially all of its electric requirements under a long-term contract with Pinnacle West Capital Corporation ("PWCC"), an affiliate

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(6)  In 1999, the Board of Directors changed Citizens' strategic direction, with the goal of becoming exclusively a communications company. Rather than split into two companies, Citizens decided to divest its public services businesses to obtain funding for telecommunications acquisitions. With the consummation of this Transaction, the only remaining Commission-jurisdictional activities of Citizens will be its Vermont electric operations.

(7)  AGD's facilities consist of:

     o 168 total miles of steel transmission mains which consist of 50 miles of 4" or less, 111 miles of 6" thru 10", and 7 miles of 16" pipe.

     o 1,176 total miles of steel distribution mains which consist of 703 miles of 2" or less, 328 miles of 4", 126 miles of 6" thru 8", and 19 miles of 10" thru 12" pipe.

     o 1,283 total miles of plastic distribution mains which consist of 210 miles of 2" or less PVC, 806 miles of 2" or less PE, 256 miles of 4" PE, and 11 miles of 6" PE pipe.

     o Approximately 55,305 steel distribution service lines, and 71,710 plastic distribution service lines.

(8) The map appended hereto in Exhibit K shows Citizens' gas and electric service areas in Arizona.

of Arizona Public Service Company ("APS").(9) Citizens' only generation facilitiesare three peaking gas turbine generators, which are located at Citizens' Valencia substation in Nogales, Arizona. These units have a combined capacity of approximately 47 MW, and are electrically within the APS control area. PWCC exercises exclusive dispatch control over these three units, and the units are typically run only at times of pending system outages or otherwise during periods of system emergencies.(10)

     AED's transmission and distribution system consists of approximately 56 circuit-miles of 115 kV transmission lines, 229 circuit-miles of 69kV transmission lines, and 3,116 circuit-miles of underground and overhead distribution lines. AED also owns 43 substations having a total installed transformer capacity of 966,000 kVA. Citizens is subject to regulation in Arizona by the Arizona Corporation Commission ("ACC") with respect to retail electric and gas rates, the issuance of securities, affiliate transactions, the maintenance of books and records, and other matters.

          2. UNISOURCE ENERGY CORPORATION.

     UniSource Energy, an Arizona corporation, is an exempt holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), 15 U.S.C. ss.79C(a)(1) (1994).(11) UniSource Energy owns 99.9% of the issued and outstanding common stock of Tucson Electric, and all of the issued and outstanding common stock of two direct non-utility subsidiaries, Millennium Energy Holdings, Inc. ("Millennium") and UniSource

----------

(9) This power purchase agreement ("Citizens PPA") is on file with the Commission as Rate Schedule FERC No. 4 of PWCC. It was filed with the Commission on July 16, 2001, in Docket No. ER01-2602-000 and accepted in a basket letter order. See Alcoa Power Generating, Docket No. ER01-2729, et al., Sept. 7, 2001. The agreement is attached hereto as Attachment 1.

(10) Citizens does retain limited ability to dispatch this generation during periods of system emergencies.

(11) See Tucson Elec. Power Co., 80 FERCP. 62,275 (1997) (order authorizing the formation of holding company as consistent with the public interest under FPAss. 203).

Energy Development Company ("UED"). UniSource Energy itself does not engage in any business activities or have any material assets, other than the stock of its subsidiaries.

               A) TUCSON ELECTRIC POWER COMPANY.

     Tucson Electric is an Arizona public service corporation with its principal place of business at One South Church Avenue, Tucson, Arizona 85701. Tucson Electric is a vertically-integrated utility that provides regulated electric service to over 350,000 retail customers in its retail service territory. This service territory consists of a 1,155 square mile area of southeastern Arizona with a population of approximately 871,000. This area includes the City of Tucson and adjoining areas in Pima County; Tucson Electric also supplies the power requirements of a military base located in the adjoining Cochise County. Tucson Electric holds a franchise to provide electric distribution service to customers in the City of Tucson.

     Tucson Electric also sells electricity at wholesale to other utilities and power marketing entities in the western United States. Tucson Electric has received authority from the Commission to engage in wholesale sales of electric energy and capacity at market-based rates.(12) Tucson Electric has only three customers purchasing from it at wholesale under requirements contracts - the Salt River Project Agricultural Improvement and Power District ("SRP"), the Navajo Tribal Utility Authority ("NTUA"), and Tohono O'odhom Utility Authority ("TOUA"). In addition, Phelps Dodge Energy Services ("PD") purchases power from Tucson Electric under a long-term power purchase agreement.

----------

(12) Tucson Elec. Power Co., 81 FERCP. 61,181 (1997); Letter Order accepting triennial update issued December 15, 2000, Docket No. ER97-3486-001 (and errata issued December 20, 2000).

     As of December 31, 2002, Tucson Electric owned or leased 2,002 MW of net generating capability.(13) Except for the Irvington generating station, Tucson Electric's generating facilities are located remotely to Tucson Electric's service territory. Tucson Electric is the sole owner (or lessee) and operator of the Springerville and Irvington generating stations. Tucson Electric's other major generating resources - the Four Corners, Navajo and San Juan generating stations - are jointly owned with and operated by other utilities. In addition to these resources, Tucson Electric has a long-term exchange contract with Southern California Edison Company (through the summer of 2005).

     Tucson Electric also owns certain electric transmission facilities, which are used primarily to transmit power generated at the Four Corners, Navajo and San Juan stations to Tucson Electric's service territory for use by Tucson Electric's retail customers. Tucson Electric provides network transmission service to NTUA, and provides long-term point-to-point transmission service to Arizona Electric Power Cooperative, Inc., Tri-State Generation and Transmission Association, Inc. ("Tri-State"), and TEP Marketing. Tucson Electric is directly interconnected with the transmission systems of APS, El Paso Electric Company, Public Service Company of New Mexico, SRP, Tri-State, Nevada Power Company, and Southwest Transmission Cooperative, Inc.

     As of December 31, 2002, Tucson Electric owned, or participated in, an overhead electric transmission and distribution system consisting of 511 circuit-miles of 500 kV lines, 1,122 circuit-miles of 345 kV lines, 371 circuit-miles of 138 kV lines, 434 circuit-miles of 46 kV lines, and 12,095 circuit-miles of lower voltage primary lines. Tucson Electric's underground

----------

(13) Tucson Electric's generating resources are more particularly described on pages 5-6 of the Prepared Direct Testimony and Exhibits of Dr. J. Stephen Henderson, the Applicants' witness sponsoring supporting testimony to this Application ("Henderson Testimony"), which is attached hereto as Exhibit JSH.

electric distribution system is comprised of 7,353 cable-miles. Electric substation capacity associated with the above-described electric system consisted of 192 substations having a total installed transformer capacity of 5,602,522 kVA.(14)

     Tucson Electric does not provide any wholesale or retail natural gas service, and does not own or operate any natural gas pipeline or distribution facilities.

     Tucson Electric is subject to regulation by the ACC with respect to retail electric rates, the issuance of securities, affiliate transactions, the maintenance of books and records, and other matters.

               B) MILLENNIUM ENERGY HOLDINGS, INC.

     Millennium, which serves as the holding company for most of UniSource Energy's non-utility operations, invests in various unregulated ventures related primarily to the energy business, including investments in a developer of thin-film batteries, a developer of small-scale commercial satellites, and a developer and manufacturer of thin-film photovoltaic cells. Neither Millennium, nor any of its subsidiaries, own or control facilities, or provide services, subject to the Commission's jurisdiction.

               C) UNISOURCE ENERGY DEVELOPMENT COMPANY.

     UED engages in developing generating resources and other project development activities. UED was formed to facilitate the expansion of the Springerville generating station through construction of Springerville Unit Nos. 3 and 4. These units are not expected to be in service prior to 2006. UED does not engage in any other activities, and does not own or control facilities, or provide services, subject to the Commission's jurisdiction.

----------

(14) The map attached hereto in Exhibit K shows the location of the principal electric generation and transmission facilities owned by Tucson Electric.

               D) TUCSON ELECTRIC NON-UTILITY SUBSIDIARIES.

     Tucson Electric has five direct, wholly-owned, non-utility subsidiaries:

     o Escavada Company, which is engaged in the business of maintaining miscellaneous assets and property;

     o San Carlos Resources, Inc. ("San Carlos"), which holds legal title to Unit No. 2 of the Springerville generating station, and is the lessee, jointly and severally with Tucson Electric, of an undivided one-half interest in certain facilities shared in common between Unit No. 1 and Unit No. 2 of the Springerville station;

     o    Sierrita Resources, Inc., which holds investments in financial assets;

     o Tucson Resources, Inc., which also holds investments in financial assets; and

     o Tucsonel Inc., which holds an undivided interest in the Springerville station coal-handing facility.

     Tucson Electric also holds minority interests in entities that provide demand side and energy management services and engage in development activities relating to technologies that provide pricing and other related services to consumers for a wide variety of products, including utility services.

     B. THE TRANSACTION.

          1. STRUCTURE OF THE TRANSACTION.

     Citizens and UniSource Energy have entered into two separate asset purchase agreements, each dated October 29, 2002, relating to the purchase of Citizens' electric and gas utility businesses in Arizona. UniSource Energy expects to form one or more new subsidiaries to hold the purchased assets ("NewCo(s)").

UniSource Energy will either hold the assets in one subsidiary, or will hold the gas assets in one subsidiary and the electric assets in a separate subsidiary. The NewCo(s) will maintain a separate rate structure from Tucson Electric.(15)

     Under the terms of the Asset Purchase Agreement by and between Citizens Communication Company, as Seller, and UniSource Energy Corporation, as Buyer, Relating to the Purchase by Buyer of Seller's Electric Utility Business in the State of Arizona (the "Electric Asset Purchase Agreement"),(16) Citizens has agreed to sell, and UniSource Energy has agreed to purchase, all of the assets (subject to certain stated exceptions) used by Citizens in connection with or otherwise necessary for the conduct of Citizens' electric utility business in Arizona. Section 2.1 of the Electric Asset Purchase Agreement specifically defines the assets to be purchased. These assets include AED's transmission/distribution facilities located in Arizona, as well as the real property and real property leases, accounts receivable, machinery and other equipment, certain assigned agreements, Citizens' certificates to provide electric service and other transferable permits, and certain other assets related to AED's business ("Electric Assets"). In connection with the purchase of the electric business, NewCo will assume the Citizens PPA. Applicants contemplate that Citizens will assign this agreement. In addition, several transmission agreements under which WAPA provides transmission service to Citizens will be assigned as well. These transmission agreements are identified

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(15) Mechanically, the asset purchase agreements call for UniSource Energy or the "UniSource Designee" - which will be NewCo - to purchase the assets. At this point in time, UniSource Energy anticipates that NewCo(s) will be the entity(ies) that will purchase the assets. Applicants therefore specifically request that the Commission order approving this Transaction grant the necessary authorization under the FPA for NewCo(s) to directly acquire the assets. The Commission has previously authorized the disposition of jurisdictional facilities under FPA Section 203 in situations where, as here, the mechanical details of the transaction were not yet definitive. See Wisconsin Power & Light Co., 90 FERC P. 61,347
     (2000)("WP&L"); Wisconsin Elec. Power Co., 90 FERC P. 61,346 (2000)
     ("WEPCO").

(16) The Electric Asset Purchase Agreement is attached hereto as Exhibit I.1.

in Schedules 4.11(a) and 4.11(b) of the Electric Asset Purchase Agreement.(17) Citizens is also party to two interconnection agreements - one with Nevada Power Company, and one providing for non-firm interchange service with Aha Macav Power Service. These agreements will also be transferred to NewCo.(18)

     Under the terms of the Asset Purchase Agreement by and between Citizens Communication Company, as Seller, and UniSource Energy Corporation, as Buyer, Relating to the Purchase by Buyer of Seller's Gas Utility Business in the State of Arizona (the "Gas Asset Purchase Agreement"),(19) Citizens has agreed to sell, and UniSource Energy has agreed to purchase, all of the assets (subject to certain stated exceptions) used by Citizens in connection with or otherwise necessary for the conduct of Citizens' gas utility business in Arizona. These assets include, but are not limited to, AGD's natural gas distribution system, the real property and real property leases, accounts receivable, machinery and other equipment, certain assigned agreements, Citizens' certificates to provide gas service and other transferable permits, and certain other assets related to AGD's business ("Gas Assets"). In connection with the purchase of the gas business, NewCo will assume four gas purchase agreements under which Citizens currently purchases substantially all of its gas requirements.

     UniSource Energy has agreed to pay Citizens $92 million in cash for the Electric Assets and $138 million in cash for the Gas Assets, subject in each case to adjustment based on the date on which the Transaction closes and on the amount of certain assets and liabilities associated with the purchased assets at

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(17) Because Citizens is the entity purchasing power and transmission services at wholesale under the Citizens PPA and the WAPA transmission agreements, the Applicants contemplate that any necessary filings with the Commission required to reflect a change in the purchaser would be made by the seller - PWCC and WAPA - in accordance with the Commission's applicable filing requirements. UniSource Energy will coordinate these filings with PWCC and WAPA to ensure that the necessary filings are made with the Commission to be effective as of the closing date of the Transaction.

(18) Applicants will ensure that appropriate FPA ss. 205 filings are made to reflect this transfer, to be effective as of the closing date of the Transaction.

(19) The Gas Asset Purchase Agreement is attached hereto as Exhibit I.2.

the time of closing.(20) In addition, the base price for the Electric Assets and the Gas Assets will be reduced by $10 million in the aggregate if the Transaction closes by July 28, 2003.(21) The base price for the Electric Assets and the Gas Assets will be adjusted upwards by $5 million in the aggregate if the Transaction closes after October 29, 2003.(22)

     UniSource Energy expects that the purchase price will be financed by funds from UniSource Energy and its affiliates and debt secured by the purchased assets. UniSource Energy may also consider financing a portion of the purchase with new equity, depending on market conditions and other factors.(23)

     Finally, pursuant to section 6.8(c) of the asset purchase agreements, UniSource Energy and Citizens will assume joint responsibility for "coordinating the overall development of the positions to be taken and the regulatory actions to be requested" in the two Citizens' rate cases that are presently pending before the ACC.(24)

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(20) See section 3.1 of the Gas Asset Purchase Agreement and the Electric Asset
     Purchase Agreement.

(21) The $10 million purchase price decrease comes from section 3.3(a)(i) of the agreements. Section 3.3(a)(i) of the Gas Asset Purchase Agreement provides that the purchase price for the Gas Assets will be decreased by $6 million if the Closing occurs on or before July 28, 2003; similarly Section 3.3(a)(i) of the Electric Asset Purchase Agreement provides that the purchase price for the Electric Assets will be decreased by $4 million if the Closing occurs on or before July 28, 2003.

(22) The $5 million purchase price increase comes from section 3.3(a)(iii) of the agreements. Section 3.3(a)(iii) of the Gas Asset Purchase Agreement provides that the purchase price for the Gas Assets will increase by $3 million if the Closing occurs after October 29, 2003; similarly Section 3.3(a)(i) of the Electric Asset Purchase Agreement provides that the purchase price for the Electric Assets will increase by $2 million if the Closing occurs after October 29, 2003.

(23) The issuance of any such equity securities would be exempt from the requirements of Section 204 of the FPA because the Commission only regulates the issuance of securities by public utilities, and UniSource Energy is not a "public utility," as defined under FPA Section 201(e). See San Diego Gas & Elec. Co. and Enova Corp., 79 FERCP. 61,372 at 61,493-94
     (1997), reh'g denied, 83 FERCP. 61,199 (1998) ("Enova"). In addition, the ACC would regulate the issuance of any securities by Tucson Electric. See A.R.S.ss. 40-301 et seq.; A.A.C. R14-2-801 et seq.

(24) Citizens Utilities Co. (Arizona Electric Division) Electric Rate Case, ACC Docket No. E-01032C-00-0751, filed Sept. 28, 2000; Citizens Utilities Co. Gas Rate Case, ACC Docket No. G-01032A-02-0598, filed Aug. 6, 2002.

          2. COMMISSION JURISDICTION AND STANDARD OF REVIEW.

     Consummation of the Transaction will result in a disposition of jurisdictional facilities that requires Commission approval under Section 203. Under Section 203, the Commission will approve a proposed transaction if it determines that the transaction is "consistent with the public interest." 16 U.S.C. ss. 824b(a). The Commission applies a three-part test set forth in Order No. 642 to determine whether a proposed transaction is consistent with the public interest under Section 203.(25) In particular, the Commission's three part test examines the effect of a proposed disposition of jurisdictional facilities on: (1) competition; (2) rates; and (3) regulation.(26)

III. THE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST.

     The Transaction meets the three-part test established by the Commission in Order No. 642. Therefore, it is consistent with the public interest and should be approved by the Commission without modification, condition, or a trial-type hearing.

     A. THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON COMPETITION.

     In Order No. 642, the Commission stated that its objective in analyzing a proposed transaction's effect on competition is to determine whether such disposition "will result in higher prices or reduced output in electricity markets."(27) The Commission has ruled that higher prices and reduced output in electricity markets may occur if Section 203 applicants are able to exercise market power, either alone or in coordination with other firms.(28)

__________

(25) Order No. 642 at 31,874-78; 18 C.F.R.ss. 33.2(g); see, e.g., Orion Power
     Holdings, Inc., 98 FERCP. 61,136 (2002); DTE Energy Co. and Int'l Transmission Co., 97 FERCP. 61,330 (2001); The AES Corp. and IPALCO Enterprises, Inc., 94 FERCP. 61,240 (2001); New Energy Ventures, Inc. and The AES Corp., 88 FERCP. 62,067 (1999).

(26) Order No. 642 at 31,874-78.

(27) Id. at 31,879.

(28) Id.

     The combination of AED and AGD's assets with UniSource Energy's assets will have no adverse effect on competition. The Transaction's effect on market concentration is de minimis and is well below the level at which a more detailed competitive screen analysis of the Transaction's competitive impacts is needed.

     The Prepared Direct Testimony and Exhibits of Dr. J. Stephen Henderson, an expert with substantial experience in evaluating the effect of utility mergers and acquisitions on competition, is attached hereto. Dr. Henderson has analyzed the potential effects of the Transaction on competition and has concluded that there is no potential for the Transaction to have an adverse effect on competition in any relevant market.(29) Because the amount of generation that UniSource Energy is acquiring under the Transaction is de minimis, the Transaction will not affect horizontal market power. Furthermore, because the relative share of generation within the Western Electricity Coordinating Council ("WECC") region to which AGD supplies fuel is de minimis, and because potential entrants into wholesale electricity markets in the region could site their plants such that they would not rely on delivery of natural gas by NewCo, there will be no opportunity for UniSource Energy to use its control over the acquired natural gas assets to exercise vertical market power in wholesale electricity generation markets. Based on his analysis, Dr. Henderson also determined that it is not necessary for the Applicants to submit a more detailed horizontal or a vertical competitive screen analysis to demonstrate that the Transaction has no adverse effect on competition.

----------

(29)  Henderson Testimony at 14-23.

          1. THE HORIZONTAL OVERLAP IN APPLICANTS' BUSINESS ACTIVITIES IN THE RELEVANT MARKETS IS DE MINIMIS, AND AS A RESULT, NO DETAILED COMPETITIVE SCREEN ANALYSIS IS REQUIRED TO DEMONSTRATE THAT THE TRANSACTION WILL HAVE NO ADVERSE IMPACT ON COMPETITION.

     Under the Merger Policy Statement, the Commission adopted a "delivered price test" as a screen in order to measure the horizontal market power effect of a proposed merger.(30) Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines a detailed analytic method that merger applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers.(31)

     In Order No. 642, the Commission established the Revised Filing Requirements for section 203 applicants. The Revised Filing Requirements affirmed the screening approach to mergers consistent with the Appendix A analysis set forth in the Merger Policy Statement. However, in the Revised Filing Requirements, in Section 33.3(a)(2) of Commission's regulations, the Commission established an exemption from the requirement to file a horizontal Competitive Analysis Screen if the applicant:

          (i) Affirmatively demonstrates that the merging entities do not currently operate in the same geographic markets or that the extent of the business transactions in the same geographic market is de minimis; and

          (ii) No intervenor has alleged that one of the merging entities is a perceived potential competitor in the same geographic market as the other.(32)

         To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order Nos. 592 and 642 and in the Revised Filing Requirements. "Affected customers are, at a minimum, those entities directly interconnected to any of the merging entities and entities

----------

(30) Order No. 592 at 30,130.

(31) Id. at 30,128-137.

(32) 18 C.F.R.ss.ss. 33.3(a)(2)(i)-(ii).

that have purchased electricity at wholesale from any of the merging parties during the two years prior to the date of the application."(33) Typically, the Commission has considered each utility that is directly interconnected to the applicants as a separate "destination market," although it also has accepted an approach whereby customers that have the same supply alternatives can be aggregated into a single destination market.

     As Dr. Henderson testifies, there is no adverse effect on the wholesale power market because Citizens owns or controls only a de minimis amount of generation(34) and, therefore the effect on market concentration of the combination of Citizens and Tucson Electric's assets is de minimis. Dr. Henderson establishes that the smallest relevant geographic market, consistent with the destination market approach, would consist of APS's control area. Alternatively, a market consisting of the combined Tucson Electric and APS control areas, or, perhaps, the desert southwest region as a whole could be defined as relevant geographic markets. Under any of these scenarios, however, the Transaction's effect on competition is de minimis.

     As noted above, Citizens owns or controls about 47 MW of generation, consisting of the Valencia peaking units, which are located in the APS control area and which are under the exclusive dispatch control of APS's affiliate PWCC, except under emergency (or other extremely limited) conditions. Based on the amount of generation that Citizens owns and controls in these relevant markets, Dr. Henderson concludes that Citizens' total generation shares would be as follows:

----------

(33) Id.ss.33.3(c)(2).

(34) Henderson Testimony at 23. As Dr. Henderson testifies, the Citizens PPA should not be considered either available capacity or economic capacity of Citizens because this resource is dedicated to serve Citizens' retail load, and PWCC exercises control over this resource when it is not needed to serve Citizens' load. Moreover, PWCC has exclusive authority over the determination of what resources to use to serve Citizens' retail load (i.e., whether to use APS generation or purchased power resources).


------------------------------- ---------------------------- ---------------------------- ----------------------------
       RELEVANT MARKET               TOTAL GENERATION            CITIZENS GENERATION           CITIZENS SHARE OF
                                                                                                  GENERATION
------------------------------- ---------------------------- ---------------------------- ----------------------------
APS Control Area                         6,700 MW(35)                   47 MW                   Less than 0.8%

APS/Tucson Electric Control              8,800 MW                       47 MW                        0.6%
Area Combined

Arizona-New Mexico-Southern             23,700 MW(36)                   47 MW                        0.2%
Nevada area of the WECC

     Based on these facts,(37) Dr. Henderson concludes that under any relevant geographic market definition, Citizens' market share is de minimis and that the horizontal combination of Citizens' and Tucson Electric's assets will have a negligible effect on the combined firm's and other market participants' market shares. Moreover, Dr. Henderson has analyzed the potential impact of the Transaction on HHI shares and concluded that, at most, HHI could increase by 35 points.(38) The Commission has previously found that HHI impacts of less than 50 points do not raise significant competitive concerns.(39) Accordingly, the Transaction will not create an opportunity for UniSource Energy, Tucson Electric or NewCo(s) to adversely affect competition in the relevant market, either

----------

(35) As Dr. Henderson testifies, this 6,700 MW represents generation physically located in APS's control area or remote generation with transmission rights into the control area.

(36) Western Electricity Coordinating Council Form EIA-411, filed with the Energy Information Administration, May 2002.

(37) Even if one were to hypothetically assume that the Citizens' 47 MW of capacity was located in the Tucson Electric control area (or that the capacity could be fully imported), Citizens' share of generation would still be de minimis and the effect on competition negligible. Given Tucson Electric's total capacity of approximately 2,100 MW, Citizens' 47 MWs would constitute only 2.4% of that geographic market's installed capacity (exclusive of imports).

(38) Henderson Testimony at 18.

(39) See, e.g., Ameren Services Co., 101 FERC P. 61,202 at P 30 n.15 (2002);
     CP&L Holdings, Inc., 92 FERC P. 61,023 at 61,053 n.14 (2000), reh'g denied, 94 FERC P. 61,096 (2001); IES Utilities, Inc., 78 FERC P. 61,023 at 61,093
     n.12, order affirming in part and denying in part, Opinion No. 419, 81 FERC
     P. 61,187 (1997).



through an increase in price or a reduction in output. No further analysis is required to support this determination.(40)

          2. THE VERTICAL OVERLAP IN APPLICANTS BUSINESS ACTIVITIES IN RELEVANT MARKETS IS DE MINIMIS, AND AS A RESULT, NO DETAILED COMPETITIVE SCREEN ANALYSIS IS REQUIRED TO DEMONSTRATE THAT THE TRANSACTION WILL HAVE NO ADVERSE IMPACT ON COMPETITION.

     As further established in Dr. Henderson's testimony, the consolidation of UniSource Energy's electric assets with Citizens' gas and electric assets will not result in the merged firm possessing market power in interstate gas transportation, local distribution, or gas storage. In addition, the market share of competitive generation that will be served from the merged firm is de minimis as well. Thus, no vertical market power will result from the Transaction, and no vertical competitive screen analysis is required to demonstrate that the Transaction will have no adverse effect on competition.

     The Commission's concern with regard to vertical market power generally arises in circumstances, not present in this Transaction, in which the combined entity may restrict potential downstream competitors' access to upstream supply markets or increase potential competitors' costs. The Commission has emphasized that a strategy to raise rivals' costs would be plausible only if both the

----------

(40) See, e.g., PG&E Dispersed Power Corp., 98 FERC P. 62,134 (2002) (authorizing disposition of jurisdictional facilities based on assertion in application that capacity of generation capacity being transferred amounts to less than one percent of the California market); San Gorgonio Power Corp., 95 FERC P. 62,097 (2001) (same); San Gorgonio Power Corp., 94 FERC
     P. 62,200 (2001) (same); Holyoke Water Power Co., 97 FERC P. 61,058 (2001)
     (authorizing disposition of jurisdictional facilities based on assertion in application that amount of generation capacity being transferred is de minimis as compared to NEPOOL market); Mesquite Investors, L.L.C., 96 FERC
     P. 62,271 (2001) (authorizing disposition of jurisdictional facilities based on assertion in application that amount of generation capacity being transferred will increase transferee's capacity share in the Entergy, Southern Company, and Florida Power control areas by only one percent).

upstream and downstream markets are conducive to the exercise of market power.(41) That is, if either the upstream or downstream market is shown to be workably competitive, rivals' costs most likely cannot be raised, regardless of the competitive conditions in the other market. The screen employed by the Commission is that the markets must be highly concentrated (HHI in excess of 1,800) for the test to be failed.

     If the screening analysis suggests that both the upstream and downstream markets are highly concentrated and therefore conducive to the exercise of market power, the Commission's regulations state that applicants can: (1) demonstrate that it would be difficult to actually raise rivals' costs; (2) directly evaluate whether customers of the upstream input supplier can readily switch to alternative suppliers or inputs in response to any actions taken by the Applicants' upstream supplier; or (3) show that a strategy of raising rivals' costs would not be profitable.(42) Finally, if after considering all of these factors the merger still raises competitive concerns, the Commission requires that applicants propose specific mitigation measures. (43)

     As with the horizontal analysis, however, there is a de minimis exception under section 33.4(a)(2) of the regulations. A vertical Competitive Analysis need not be filed if the applicant can affirmatively demonstrate that:

          (i) The merging entities currently do not provide inputs to electricity products (i.e., upstream relevant products) and electricity products (i.e., downstream relevant products) in the same geographic markets or that the extent of the business transactions in the same geographic market is de minimis; and no intervenor has alleged that one of the merging entities is a perceived potential competitor in the same geographic market as the other.

----------

(41) The Commission noted in the Dominion order: "what is pertinent for the purpose of evaluating whether a vertical merger poses a competitive concern, is whether relevant upstream and downstream markets are highly concentrated (i.e., HHI of 1,800 or above.)" Dominion Resources, Inc. and Consolidated Natural Gas Co., 89 FERCP. 61,162 at 61,481 (1999) ("Dominion").

(42) 18 C.F.R. ss.33.4(g)(4).

(43) Id.ss.33.4(d).

          (ii) The extent of the upstream relevant products currently provided by the merging entities is used to produce a de minimis amount of the relevant downstream products in the relevant destination markets.(44)

     The Transaction falls within the de minimis exception and is materially different from prior convergence mergers in which the Commission found potential vertical market power concerns. In other convergence mergers, the transaction involved the combination of a large electric generator with ownership in a significant gas pipeline system.(45) UniSource Energy does not own any natural gas transportation assets; and Tucson Electric is a full requirements customer of Southwest Gas. Further, Citizens' ownership of a local distribution company ("LDC") system does not represent a degree of control or access to the types of facilities that could give rise to a vertical concern. While Citizens has contractual rights to some transportation capacity on unaffiliated interstate gas pipelines, such contracts do not provide the degree of control necessary to trigger vertical market power concerns.(46)

     With respect to control over inputs to power generation such as natural gas, the merged firm will not be able to use NewCo's limited natural gas assets to disadvantage rivals to Tucson Electric's electric generation. There are only four generating units that receive gas and/or transportation service from Citizens' LDC operations, and only one of these - the Griffith Energy Facility - is a sizable (600 MW) rival gas-fired generator.(47) Notably, Griffith has a

----------

(44) Id.ss.ss. 33.4(a)(2)(i)-(ii).

(45) See Dominion, 89 FERCP. 61,162; Enova, 79 FERCP. 61,372.

(46) See, e.g., Long Island Lighting Co., 80 FERC P. 61,035 (1997), reh'g denied, 82 FERC P. 61,216 (1998) (finding that an LDC generally does not have the ability to disadvantage rival generating units, since (i) generators can bypass the LDC; (ii) LDCs only control service within their service territories; and (iii) LDCs are subject to state regulation of services and rates).

(47) The other three units are: (i) Cholla, an APS coal-fired plant located in northeast Arizona that uses natural gas for flame stabilization and start-up and just meets the minimum requirements to qualify as a transportation customer under Citizens tariff (120,00 dTh per year); (2) Valencia, which is described above; and (3) Abitibi, a 70 MW dual-fuel cogeneration plant located in Snowflake, Arizona, and owned by Abitibi Consolidated Sales Corporation, a producer of paper products.

20-year fixed rate transportation agreement with Citizens. In addition, Citizens serves Griffith through three separate laterals to three separate interstate pipelines (El Paso Natural Gas Company, Questar Southern Trails Pipeline Company and Transwestern Pipeline Company), making physical foreclosure particularly unlikely. Moreover, the Griffith unit represents 0.5 percent of the approximately 143,000 MW of capacity in the U.S. portion of WECC and less than
3.0 percent of the 23,700 MW of capacity in the Arizona-New Mexico-Southern Nevada area of the WECC.(48) Therefore, the competing generation served by the merged entities is de minimis.(49)

     Citizens does not own any generation that is positioned to be advantaged by manipulation of Tucson Electric's transmission system or transmission entitlements. As noted above, Citizens owns limited generation facilities, which are under the dispatch authority of APS. Similarly, while Citizens owns some 69 kV and 115 kV lines, its transmission system is limited to radial spurs used to serve retail load. Wholesale transmission service on the Citizens' lines is virtually non-existent, as Citizens presently has no OATT customers. Thus, there should be no concern that Citizens' transmission system could be advantaged by manipulation of Tucson Electric's transmission system.

     Finally, the Applicants note that the Transaction will not alter their current gas supply arrangements and upstream capacity entitlements on the El Paso Pipeline system. Thus, the Commission's consideration of this Application should not affect, or be affected by, issues pending in the El Paso Pipeline capacity allocation proceeding.(50) NewCo will continue to use the AGD

----------

(48) See supra note 33.

(49) See Northwest, 98 FERC at 61,388 ("Applicants have shown that the amount of electric generation served by gas transportation services controlled by the merged firm is de minimis.").

(50) El Paso Natural Gas Co., Capacity Allocation Compliance Filing, Docket No. RP00-336-007, filed Oct. 7, 2002.

entitlements on the El Paso Pipeline system for purposes of meeting its customer demand, and Tucson Electric will remain a retail gas customer of Southwest Gas Company, another El Paso Pipeline system customer. The Commission should not, therefore, delay its processing and approval of this Transaction due to any issue that can - and should appropriately -be decided in the El Paso capacity allocation proceeding.

     B. THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON RATES.

     Under the Revised Merger Policy Statement, the Commission must determine whether the Transaction will have any adverse impact on wholesale power and transmission customers.(51) As discussed herein, the Transaction will have no material affect on Applicants' wholesale requirements or transmission customers.(52) In fact, UniSource Energy expects that the Transaction will produce merger-related savings for AED's and AGD's customers.

     As noted above, Citizens does not have any OATT transmission customers.(53) Citizens provides service to only one wholesale power customer, Mohave Electric Cooperative, Inc. ("Mohave"), whose demand is only 0.1 MW. Citizens expects to file the Mohave contract with the Commission no later than February 28, 2003. The contract will not allow for any merger-related costs to be imposed on Mohave, and therefore there are no Citizens' customers for which ratepayer protection mechanisms are needed.

     Tucson Electric is the only UniSource Energy subsidiary that has wholesale requirements or transmission customers. Tucson Electric has only three wholesale

----------

(51) Order No. 642 at 31,914-15; Merger Policy Statement at 30,123.

(52) Although Applicants and their affiliates have market-based rate authority, the Commission has made clear that its ratepayer protection concerns do not apply to customers paying market-based rates. See, e.g., NorAm Energy Services, Inc., 80 FERCP. 61,120 (1997); Enron Corp., 78 FERCP. 61,179
     (1997).

(53) Citizens previously provided wholesale transmission service to a single customer, Aha Macav Power Services, Inc. ("AMPS"), an Indian reservation utility, under the Citizens Arizona Electric Division's then effective point-to-point transmission tariff. The service to AMPS was discontinued in July 2000 when AMPS completed its own transmission line. Since 1995, no other party has requested point-to-point or network transmission service from AED.

requirements customers: SRP, NTUA, and TOUA. Tucson Electric also provides power to PD under a long-term power purchase agreement. The rate schedule designations and contract expiration dates for these customers are set out below:

Line   Name of Company                        FERC Rate Schedule       Contract
No                                            Designation              Expiration Date
----   ---------------                        ------------------       ---------------

1      Phelps Dodge Energy Services, L.L.C.   S.A. 9, Tariff No. 3     03/13/06

2      Navajo Tribal Utility Authority        S.A. 11, Tariff No. 3    12/31/09

3      Salt River Project Agricultural
       Improvement and Power District         S.A. 12, Tariff No. 3    05/31/11

4      Tohono O'odham Utility Authority
       San Xavier District                    Rate Schedule 109        08/31/04


     The Tucson Electric agreements with NTUA and PD contain fixed rate pricing clauses, and thus there is no potential for merger related costs to be imposed on NTUA or PD under these contracts.(54) Tucson Electric's contracts with SRP and TOUA contain formulaic energy rates that are based, in part, on the cost of fuel from FERC Accounts 501, 518 and/or 547. Because these contracts are limited to the recovery of fuel-related costs, Tucson Electric is not able to recover merger related costs under these contracts. Therefore, all of Tucson Electric's wholesale requirements customers are shielded from any rate effects due to the Transaction.

     In prior 203 cases, the Commission has required that applicants shield customers from merger related cost increases for a period of five years.(55) Thus, Tucson Electric and NewCo agree to hold transmission customers harmless from any increase in wholesale transmission rates that result from costs related to the Transaction for a period of five years to the extent that such costs

----------

(54) In particular, the Tucson Electric agreement with PD provides that the rate shall be a stated rate "Fixed Price for the Term." See Section 5 of Exhibit A to the Phelps Dodge Service Agreement filed April 12, 2001, in Docket No. ER01-1801-000. The Tucson Electric agreement with NTUA provides for a stated Total Rate. See Exhibit A to the Navajo Tribal Utility Authority Second Amended Power Supply Agreement filed November 28, 2001, in Docket No. ER02-448-000.

(55) See, e.g., Bangor Hydro-Elec. Co., 94 FERCP. 61,049 at 61,242 (2001);
     UtiliCorp United Inc., 92 FERCP. 61,067 at 61,234-36 (2000); Consolidated Edison, Inc., 91 FERCP. 61,225 at 61,822 and 61,825 (2000).

exceed Transaction-related savings. However, this hold harmless commitment is not a rate freeze and would not preclude changes in transmission rates attributable to non-Transaction costs, such as the Tucson-Nogales transmission line project,(56) regional transmission organization ("RTO") compliance,(57) or RTO rate incentives.(58)

     C. THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON REGULATION.

     Under Order No. 642, the Commission requires applicants to evaluate the effect of a merger or other proposed transaction on regulation both at a federal and state level. The Commission has indicated that it may set a Section 203 application for hearing if the: (1) merged entity would be part of a registered holding company and the applicants do not commit to abide by the Commission's policies on the pricing of non-power goods and services between affiliates; or
(2) the affected state commission does not have authority to act on the proposed transaction.(59) Neither of these concerns is raised by the Transaction, which will have no adverse impact on regulation.

     The Transaction will not result in the formation of a holding company subject to registration under PUHCA. Further, upon closing of the Transaction, Tucson Electric and NewCo(60) will each remain a "public utility," as such term is defined under FPA Section 201(e), and will continue to be subject to the

----------

(56) Henderson Testimony at 8.

(57) Regional Transmission Organizations, Order No. 2000, FERC Stats. & Regs. [Regs. Preambles 1996-2000]P. 31,089 (1999), on reh'g, Order No. 2000-A,
     FERC Stats. & Regs.P. 31,092 (2000), petitions for review dismissed sub nom., Public Utility Dist. No. 1 of Snohomish County, Wash. v. FERC, 272 F.3d 607 (D.C. Cir. 2001).

(58) Proposed Pricing Policy for Efficient Operation and Expansion of Transmission Grid, 68 FR 3842 (Jan. 27, 2003) (slip op.).

(59) Order No. 642 at 31,914-15.

(60) If UniSource Energy elects to use the two NewCo transaction structure, then only the NewCo holding the electric assets would be a public utility. Nonetheless, the Commission would not lose jurisdiction over any jurisdictional facilities under this structure because the gas assets are not presently jurisdictional.

Commission's jurisdiction under Part II of the FPA. Accordingly, the Transaction will have no effect on federal regulation. Order No. 642 also reflects the Commission's concern that state regulators should not be divested of authority to act on mergers of traditional, vertically-integrated utilities with captive retail (as well as wholesale) customers.(61) This concern is not applicable to the instant case because the Transaction provides for review and approval by the ACC. In fact, presently pending before the ACC is the application for the approval of the sale of Citizens' gas and electric assets, as well as the transfer of Citizens' certificates of public convenience and necessity, to UniSource Energy.(62) Furthermore, upon consummation of the Transaction, Tucson Electric and NewCo(s) will continue to be subject to the ACC's jurisdiction with respect to retail gas and electric rates. Accordingly, the Transaction will have no adverse effect on state regulation.

IV.  THE COMMISSION'S PART 33 FILING REQUIREMENTS.

     In compliance with Section 33.2 of the Commission's regulations, 18 C.F.R. ss. 33.2, Applicants submit the following information:

     A. EXACT NAMES OF APPLICANTS AND THEIR PRINCIPAL BUSINESS ADDRESSES.

     Citizens Communications Company
     -------------------------------

     Citizens' exact name is Citizens Communications Company, and its principal place of business is 3 High Ridge Park, Stamford, Connecticut 06905.

----------

(61) Order No. 642 at 31,914-15.

(62) Tucson Electric Power Co., Docket No. G-01032A-02-0914 (A.C.C. filed December 18, 2002). A copy of this joint application is attached hereto as Attachment 2.

     Tucson Electric Power Company
     -----------------------------

     Tucson Electric's exact name is Tucson Electric Power Company, and its principal place of business is One South Church Avenue, Suite 100, Tucson, Arizona 85701.

     UniSource Energy Corporation
     ----------------------------

     UniSource Energy's exact name is UniSource Energy Corporation, and its principal place of business is One South Church Avenue, Suite 100, Tucson, Arizona 85701.

     B. THE NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS REGARDING THE APPLICATION.

     Applicants request that all notices, correspondence, and other communications concerning this Application be directed to the following persons:

Citizens Communications Company                 Tucson Electric Power Company
                                                and UniSource Energy Corporation

L. Russell Mitten, Esq.                         Vincent Nitido, Jr., Esq.
Vice President, General Counsel                 Vice President, General Counsel
  & Corporate Secretary                             & Corporate Secretary
Citizens Communications Company                 UniSource Energy Corporation
3 High Ridge Park                               One South Church Ave., Suite 100
Stamford, CT  06905                             Tucson, AZ  85701
(203) 614-5047                                  (520) 884-3670
rmitten@czn.com                                 vnitido@tucsonelectric.com


A copy of all such correspondence and other communication should be sent to:

               Antoine P. Cobb
               Troutman Sanders LLP
               401 9th Street, N.W., Suite 1000
               Washington, D.C.  20004
               (202) 274-2906
               antoine.cobb@troutmansanders.com

     C. DESCRIPTION OF APPLICANTS.

          1. All Business Activities of the Applicant, Including Authorizations by Charter or Regulatory Approval.

     A description of Applicants and their business activities is included in
Section II of the Application.

          2. A List of Applicants' Energy Subsidiaries and Energy Affiliates, Percentage Ownership Interest in Such Subsidiaries and Affiliates, and a Description of the Primary Business in Which Each Energy Subsidiary and Affiliate is Engaged.

     A description of Applicants' energy subsidiaries and energy affiliates, percentage ownership interests and a description of the primary business in which each energy subsidiary and affiliate is engaged, is included in Section II of the Application.

          3. Organizational Charts Depicting Applicants' Current and Proposed Post-Transaction Corporate Structures (Including Any Pending but Not Implemented Changes) Indicating All Parent Companies, Energy Subsidiaries and Energy Affiliates Unless Applicants Demonstrate that the Transaction Does Not Affect the Corporate Structure of any Party to the Transaction (Exhibit C).

     Organizational charts depicting Applicants' corporate structures before and after the consummation of the Transaction are attached hereto as Exhibit C.

          4. A Description of All Joint Ventures, Strategic Alliances, Tolling Arrangements or Other Business Arrangements, Including the Transfer of Operational Control of Transmission Facilities to Commission Approved Regional Transmission Organizations, Both Current, and Planned to Occur Within a Year From the Date of Filing, to which Applicants or their Respective Parent Companies, Energy Subsidiaries, and Energy Affiliates Is a Party, Unless the Applicants Demonstrate that the Transaction Does Not Affect Any of Their Business Interests.

     Applicants request waiver of the requirement to file an Exhibit D because the Transaction will not affect any of the Applicants' business interests. All contracts, joint ventures or strategic alliances entered into by the Applicants will be honored after consummation of the Transaction, in accordance with their terms. In particular, Citizens will assign to NewCo(s) certain agreements that are related to the Assets. Certain of the material agreements to be assigned are identified in Schedules 4.11(a) and 4.11(b) of the asset purchase agreements.

          5. The Identity of Common Officers or Directors of Parties to the Transaction.

     UniSource Energy and Citizens have no common officers or directors. Tucson Electric and Citizens have no common officers and directors.

     UniSource Energy and Tucson Electric have the following common officers. James S. Pignatelli is the President and Chief Executive Officer of both UniSource Energy and Tucson Electric. Kevin P. Larson is the Vice President, Chief Financial Officer and Treasurer of both UniSource Energy and Tucson Electric. Karen G. Kissinger is the Vice President, Controller and Corporate Compliance Officer of both UniSource Energy and Tucson Electric. Michael J. DeConcini is the Senior Vice President, Investments and Planning for UniSource Energy and the Senior Vice President, Energy Resources of Tucson Electric. Vincent Nitido, Jr. is the Vice President, General Counsel and Chief Administrative Officer of both UniSource Energy and Tucson Electric. UniSource Energy and Tucson Energy have the following common directors: James S. Pignatelli, Lawrence J. Aldrich, Elizabeth Bilby, Harold W. Burlingame, John L. Carter, Daniel W.L. Fessler, Kenneth Handy, and Warren Y. Jobe.

          6. A Description and Location of Wholesale Power Sales Customers and Unbundled Transmission Services Customers Served by the Applicants or Their Parent Companies, Subsidiaries, Affiliates and Associate Companies (Exhibit F).

     UniSource Energy and Tucson Electric
     ------------------------------------

     A description and location of wholesale power sales customers and unbundled transmission customers served by UniSource Energy and Tucson Electric or their parent companies, subsidiaries, affiliates and associate companies is included in Exhibit F.

     Citizens
     --------

     A description and location of wholesale power sales customers served by AED is included in Exhibit F. Citizens requests waiver to the extent that information regarding its non-Arizona operations is required, because such information is not relevant to the Transaction.

               7. A Description of Jurisdictional Facilities Owned, Operated, or Controlled by the Applicants or Their Parent Companies, Subsidiaries, Affiliates, and Associate Companies (Exhibit
                    G).

     UniSource Energy and Tucson Electric
     ------------------------------------

     UniSource Energy's subsidiary, Tucson Electric, owns various jurisdictional facilities. Excerpts from Tucson Electric's year ending 2001 FERC Form 1 listing jurisdictional facilities owned by Tucson Electric are attached hereto as Exhibit G.1. These facilities are also described in Section II of the Application.

     Citizens
     --------

     AED operates limited jurisdictional facilities. Sections from Citizens' year ending 2001 FERC Form 1 listing jurisdictional facilities owned by Citizens and operated by AED are attached hereto as Exhibit G.2. These facilities are also described in Section II of the Application. Citizens requests waiver to the extent that information regarding its non-Arizona operations is required, because such information is not relevant to the Transaction.

               8. Jurisdictional Facilities and Securities Associated With or Affected by the Transaction, Consideration for the Transaction, Effect on Jurisdictional Facilities and Securities.

     The jurisdictional facilities and securities associated with the Transaction are described in Section II of the Application and are identified in Exhibit G. The consideration for the Transaction is approximately $230 million cash at the closing for both transactions, subject to adjustment based on the date on which the transactions are closed, and, in each case, on the amount of certain assets and liabilities of the purchased business at the time of closing. Upon consummation of the Transaction, the purchased assets will be transferred to one or more newly formed subsidiaries of UniSource Energy, thereby effecting a change in control over such facilities. No other jurisdictional facilities owned by Applicants, their affiliates, or associate companies will be affected by the Transaction.

               9.   Contracts Related to the Transaction (Exhibit I).

     An executed copy of the Electric Asset Purchase Agreements is attached hereto as Exhibit I.1. An executed copy of the Gas Asset Purchase Agreements is attached hereto as Exhibit I.2.

               10. Explanatory Statement Demonstrating that the Transaction Is Consistent with the Public Interest.

     A statement explaining how the Transaction is consistent with the public interest is included in Section III of the Application.

               11. If the Transaction Involves Physical Property of Any Party, the Applicants Must Provide a General or Key Map Showing in Different Colors the Properties of Each Party to the Transaction (Exhibit K).

     Key maps showing in different colors the properties of UniSource Energy, Tucson Electric, and Citizens are attached hereto as Exhibit K.

               12. If the Applicants Are Required to Obtain Licenses, Orders, or Other Approvals From Other Regulatory Bodies in Connection with the Transaction, the Applicants Must Identify the Regulatory Bodies and Indicate the Status of Other Regulatory Actions, and Provide a Copy of Each Order of those Regulatory Bodies that Relate to the Transaction.

     In addition to Commission approval of this Application under Section 203, approval is required from the ACC and the Securities and Exchange Commission under PUHCA. As noted above, a proceeding before the ACC is pending. Applicants will provide copies of the ACC orders approving the Transaction upon their issuance by the ACC. The requisite notification with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is also required. Applicants will file a letter with the FTC and DOJ requesting early termination of any applicable waiting periods. Department of Energy approval is required for the transfer of Citizens' Presidential Permits. Municipal approvals may also be required to transfer certain franchises and licenses.

     D. PROPOSED ACCOUNTING ENTRIES.

     As the Commission has previously required of 203 applicants, Applicants will provide proposed accounting entries for the Transaction within six months after the close of the Transaction. See, e.g., American Elec. Power Serv. Corp., 100 FERCP. 61,346 (2002).

     E. FORM OF NOTICE.

     A form of notice suitable for publication in the Federal Register is attached to this Application. In addition, an electronic version of this notice on a 3.5-inch computer diskette is enclosed with this filing.

     F. VERIFICATION.

     Verifications executed by Applicants' authorized representatives in accordance with 18 C.F.R. ss. 33.7 are enclosed with this filing.

V. CONCLUSION.

     Applicants respectfully request that the Commission:

     1.   Establish a comment period of no more than 21 days.

     2. Approve without modification, condition or a trial-type hearing, the Transaction as consistent with the public interest under Section 203.

     3. Grant all such other approvals and waivers as necessary for final Commission approval of the Transaction by May 30, 2003


                                                Respectfully submitted,



                                                /s/ Antoine P. Cobb
                                                -------------------
                                                James C. Beh
                                                Antoine P. Cobb
                                                Kristina A. Fausti
                                                Troutman Sanders LLP
                                                401 9th Street, N.W., Suite 1000
                                                Washington, D.C. 20004
                                                (202) 274-2950
                                                (202)-274-2994 (facsimile)


Dated: February 7, 2003
       Washington, D.C.

                                  VERIFICATIONS

                                NOTICE OF FILING

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Citizens Communications Company,            )
Tucson Electric Power Company, and          )       Docket No. EC03- ____ - 000
UniSource Energy Corporation                )



                                NOTICE OF FILING

     Take notice that on February 7, 2003, Citizens Communications Company, Tucson Electric Power Company, and UniSource Energy Corporation filed with the Federal Energy Regulatory Commission a Joint Application for the Disposition of Jurisdictional Facilities Under Section 203 of the Federal Power Act ("Application").

     As further described in the Application, Citizens proposes to sell, and UniSource Energy proposes to acquire, the operating electric and gas utility properties of Citizens that are located in Arizona. Applicants request that the Commission find that the transaction is consistent with the public interest and approve the transaction pursuant to Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b (2000). Applicants request approval of the Transaction by no later than May 30, 2003, to permit closing of the proposed transaction as soon as possible thereafter.

     Any person desiring to be heard or to protest the filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. 385.211 and 385.214). All such motions or protests must be filed by the comment date. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection in the Public Reference Room. This filing may also be viewed on the Commission's website at www.ferc.gov, using the FERRIS link. Enter the docket number excluding the last three digits in the docket number filed to access the document. For assistance, call 202-502-8222. Protests and interventions may be filed via the Internet in lieu of paper. See 18 C.F.R. 385.20001(a)(1)(iii) and the instructions on the Commission's website under the "e-filing" link. The Commission strongly encourages electronic filing.

Comment date:  Thursday, February 28, 2003

                                                    Magalie Roman Salas
                                                         Secretary

                                                                     EXHIBIT JSH



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


CITIZENS COMMUNICATIONS COMPANY            )
TUCSON ELECTRIC POWER COMPANY, AND         )           Docket No. EC03-____-000
UNISOURCE ENERGY CORPORATION               )


                     PREPARED DIRECT TESTIMONY AND EXHIBITS

                                       OF

                              J. STEPHEN HENDERSON

I.     BACKGROUND AND QUALIFICATIONS

Q.     PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is J. Stephen Henderson. My business address is Charles River Associates, 1201 F Street, N.W., Suite 700, Washington, D.C., 20004.

Q.     BY WHOM ARE YOU EMPLOYED?

A. I am employed by Charles River Associates as a Vice President in the Energy and Environment Practice. Charles River Associates is a leading economic consulting firm with offices in several major cities in the United States and overseas. Analyzing competition and pricing issues in regulated industries has been an important focus of my professional experience. I have submitted testimony to the Federal Energy Regulatory Commission ("FERC" or the "Commission") in a number of applications under
       Section 203 of the Federal Power Act ("FPA"). A more complete description of my qualifications is included as Exhibit No. JSH-1.

II.    PURPOSE OF TESTIMONY

Q.     WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. UniSource Energy Corporation ("UniSource Energy") is acquiring the gas and electric utility businesses of the Arizona Gas and Arizona Electric Divisions of Citizens Communications Company ("Citizens - AZ") (the "Transaction"). I have been asked by UniSource Energy, its operating subsidiary, Tucson Electric Power Company ("Tucson Electric"), and Citizens Communications Company ("Citizens") (collectively, the "Applicants") to evaluate the potential competitive impact of the proposed Transaction on electricity markets. My analysis of horizontal and vertical competition issues has been conducted in accordance with Order Nos. 642 and 642-A as incorporated into revised Section 33.4 of the Commission's regulations.(1)

----------
(1) Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, FERC Stats. & Regs. [Regs. Preambles July 1996-Dec. 2000]P. 31,111 (2000), on reh'g, Order No. 642-A, 94 FERCP.
       61,289 (2001) (setting out guidelines for competitive analysis of mergers under Section 203 of the Federal Power Act consistent with the Horizontal Merger Guidelines of the U.S. Department of Justice and Federal Trade Commission, 1994).

III.   SUMMARY OF RESULTS AND ORGANIZATION OF STUDY

Q. PLEASE SUMMARIZE YOUR CONCLUSIONS WITH RESPECT TO THE COMPETITION ISSUES THAT ARISE FROM THE TRANSACTION.

A. My analysis indicates that the Transaction creates no significant horizontal or vertical market power concerns. Indeed, as there is no potential for the proposed transaction to have an adverse impact on competition in any relevant market, I have concluded that, consistent with established Commission precedent and Sections 33.3(2) and 33.4(2) of the Revised Filing Requirements (relating to horizontal and vertical analyses, respectively), there is no need for Applicants to provide full "screening analyses." I base this conclusion on the following findings.

         First, with respect to the horizontal aspects of the merger, there is no adverse effect on the wholesale power market since Citizens - AZ owns or operates only a de minimis amount of generation and hence the extent of overlapping operation in any relevant geographic market is de minimis. Citizens - AZ owns only 47 MW of generation, consisting of the Valencia peaking units, which are electrically within the control area of Arizona Public Service ("APS"). The Valencia units are under the exclusive dispatch control of APS's affiliate Pinnacle West Capital Corp. ("PWCC"), with the limited exception that Citizens - AZ can require PWCC to run the units for area reliability reasons. The Valencia units are typically used only as backup power, and Citizens - AZ's load is served under a full requirements contract with PWCC. In effect, Citizens - AZ has neither "Economic Capacity" (i.e., if it had no native load obligations, the capacity it has contracted for from PWCC would be controlled by PWCC, not Citizens - AZ) and no "Available Economic Capacity" (i.e., considering native load obligations, its capacity is all committed to meeting its load requirements).

         Even assuming that the Valencia units should be attributed to Citizens
       - AZ in the first instance, the change in the Herfindahl-Hirschman Index ("HHI") would be no greater than about 35 points in any time period or market based upon an indicative analysis of the market structure. This is smaller than the Commission's screening criteria for mergers and acquisitions, and indicates that additional review is not needed.

         With a peak load of about 320 MW, Citizens - AZ is a substantial net buyer of wholesale electricity, and has only one small wholesale customer, Mohave Electric Cooperative, with a monthly peak demand of only
       0.1 MW. Citizens - AZ's interests are best served by low, not high, electricity prices. Under any relevant geographic market definition, Citizens - AZ's market share would be de minimis. For example, as I demonstrate below, the 47 MW of generation owned and/or controlled by Citizens - AZ represents less than 0.8 percent of relevant generation in the APS control area, and hence an even smaller share of the first-tier Tucson Electric control area market. On the basis of these facts, the Transaction does not raise any horizontal market power issues in generation, and, consequently, there is no need for a full horizontal Competitive Analysis Screen.

         Second, with respect to vertical issues, Citizens - AZ does not own any generation that is positioned to be advantaged by manipulation of Tucson Electric's transmission system or transmission entitlements. Similarly, while Citizens - AZ owns some 69kv and 116 kv lines, its transmission system is modest at best and, again, not positioned to be advantaged by manipulation of Tucson Electric's transmission. Both Tucson Electric and Citizens - AZ have open access transmission tariffs ("OATT") on file at the FERC. Tucson Electric, along with other utilities in the southwest, is participating in the development of WestConnect RTO, LLC.

         With respect to control over inputs to power generation such as natural gas, the issue is whether Citizens - AZ, as a local distribution company ("LDC") in portions of Arizona, is in a position to disadvantage rivals to Tucson Electric's electric generation. Certainly in comparison to a major interstate pipeline system, the ability of an LDC such as Citizens
       - AZ to disadvantage rivals is limited. There are only four generating units that receive gas and/or transportation service from Citizens - AZ's LDC operations, and only one of these (the Griffith Energy Facility) is a sizable (600 MW) rival gas-fired generator, and it has a 20-year fixed rate transportation agreement with Citizens - AZ. The other three units are Cholla, an APS coal-fired plant that uses natural gas for flame stabilization and start-up; Valencia, which is Citizens - AZ's plant; and the Abitibi Cogeneration Plant, a small dual-fuel cogeneration plant in northeastern Arizona that occasionally uses natural gas for cogeneration. Since Citizens - AZ serves only one significant gas-fired generator, and it is under a long-term fixed transportation rate contract, it is not in a position to raise rivals' costs. Moreover, Griffith Energy Facility is in close proximity (3-5 miles) to three interstate pipeline systems to which it could connect directly (El Paso, Southern Trails and Transwestern). Physical foreclosure would be particularly unlikely, if not impossible, given that three different facilities would be involved. Finally, there are no present plans for new generators to connect to Citizens - AZ's LDC system.

Q. WHAT HORIZONTAL AND VERTICAL MARKET POWER ANALYSES HAVE YOU CONDUCTED IN EVALUATING THE COMPETITIVE IMPACT OF THE PROPOSED TRANSACTION?

A. I have conducted sufficient analyses to confirm that the acquisition of Citizens - AZ by UniSource Energy will not have an adverse effect on competition in any relevant market. Consistent with the Commission's regulations, the circumstances of this Transaction do not require detailed horizontal or vertical Competitive Analysis Screen. Because the extent of overlap of Applicants' electric generation facilities and sales relevant electricity products in common geographic markets is de minimis,
       Section 33.3 of the Revised Filing Requirements does not require submission of a horizontal Competitive Analysis Screen. Similarly, because the extent of upstream inputs to electricity products currently provided by the Applicants is used to produce a de minimis share of electricity in the relevant geographic markets, Section 33.4 of the Revised Filing Requirements does not require submission of a vertical Competitive Analysis Screen.

Q.     PLEASE DESCRIBE HOW YOUR TESTIMONY IS ORGANIZED.

A.     The next section of my testimony describes each of the applicants. In section V, I discuss the general framework used in the Commission's merger guidelines. Then, in section VI, I analyze horizontal and vertical competition issues. Section VII contains my conclusions.

IV.    DESCRIPTION OF APPLICANTS

Q.     PLEASE DESCRIBE UNISOURCE ENERGY.

A. UniSource Energy is a holding company whose principal subsidiary is Tucson Electric, a vertically-integrated electric utility that provides electric service to more than 350,000 retail customers in southeastern Arizona, including portions of Pima and Cochise counties and in the city of Tucson. Tucson Electric also sells electricity to other utilities and power marketing entities in the western United States. Tucson Electric owns or leases 2,002 MW of generating capacity (see table below), and has 217 MW of long-term capacity purchases or interruptible retail load. Its peak load in 2001 was 1,991 MW.

                                            TABLE 1

                           TUSCON ELECTRIC POWER GENERATION RESOURCES

                                        TOTAL                       TEP
                                        CAPACITY        TEP        SHARE
PLANT                   TYPE             (MW)          SHARE        (MW)            PLANT OPERATOR
----------------------------------------------------------------------------------------------------------
Four Corners 4         Coal             785.7          7.0%          55.0       Arizona Public Service
Four Corners 5         Coal             785.7          7.0%          55.0       Arizona Public Service
Navajo 1               Coal             750.0          7.5%          56.3       Salt River Project
Navajo 2               Coal             750.0          7.5%          56.3       Salt River Project
Navajo 3               Coal             750.0          7.5%          56.3       Salt River Project
San Juan 1             Coal             327.0         50.0%         163.5       Public Service New Mexico
San Juan 2             Coal             316.0         50.0%         158.0       Public Service New Mexico
Springerville 1        Coal             380.0        100.0%         380.0       TEP
Springerville 2        Coal             380.0        100.0%         380.0       TEP
Irvington 1            Gas Steam         81.0        100.0%          81.0       TEP
Irvington 2            Gas Steam         80.5        100.0%          80.5       TEP
Irvington 3            Gas Steam        104.5        100.0%         104.5       TEP
Irvington 4            Coal             156.0        100.0%         156.0       TEP
Irvington              Gas CT            23.9        100.0%          23.9       TEP
Irvington              Gas CT            24.5        100.0%          24.5       TEP
Demoss 1               Gas CT            75.0        100.0%          75.0       TEP
North Loop CT 1        Gas CT            25.0        100.0%          25.0       TEP
North Loop CT 2        Gas CT            24.5        100.0%          24.5       TEP
North Loop CT 3        Gas CT            23.4        100.0%          23.4       TEP
North Loop CT 4        Gas CT            20.5        (1/)            20.5       TEP
Solar Facility         Solar              3.0        100.0%           3.0       TEP
Total                                 5,866.2                     2,002.1

----------
(1/) Owned by TEP affiliate, MEH.


          Tucson Electric has a long-term exchange contract with Southern California Edison (through the summer of 2005 under which Tucson Electric obtains 110 MW in the months of May through September and returns 110 MW in the months of November through February). Tucson Electric has four long-term firm sales agreements: (1) Salt River Project (100 MW); (2) Navajo Tribal Utility Authority (full requirements contract, approximately 50 MW summer, 90 MW winter); (3) Tohono O'odham Utility Authority (full requirements contract expiring August 31, 2004, approximately 5 MW); and (4) Phelps Dodge Energy Services, L.L.C. (long-term power purchase agreement expiring March 13, 2006).

          Other subsidiaries of UniSource Energy include Millennium Energy Holdings, Inc. ("Millennium"),(2) which invests in unregulated ventures related primarily to the energy business, and UniSource Energy Development Company ("UED"), which develops generating resources and undertakes other project development activities.

Q.     PLEASE DESCRIBE CITIZENS - AZ.

A. Citizens is primarily a telecommunications-focused company providing wireline communications and local exchange carrier services; the company also provides electric and natural gas in Arizona, gas in Hawaii, and electric in Vermont. Citizens is in the process of selling all its gas and electric properties.

          Citizens - AZ serves 60,005 customers in Mohave County located in the extreme northwest corner of the state, including the City of Kingman and Lake Havasu City; and 16,880 customers in Santa Cruz County in the south central portion of the state south of Tucson adjacent to the U.S. border with Mexico, including the county's largest city, Nogales. Citizens - AZ is primarily a distribution and sub-transmission system and does not directly connect generation resources with remote load centers. Substantially all of the energy required to meet the power requirements of Citizens - AZ's customers is purchased from generation sources outside the service area and delivered to bulk power delivery points over high


----------
(2) Millennium owns a 20.5 MW CT in Tucson Electric's control area (which is counted in the 2,002 MW of Tucson Electric's generation capacity described above).

       voltage lines owned by others. Citizens - AZ's transmission system includes 69 kV and 115 kV lines in Mohave and Santa Cruz counties. These lines provide the link between the bulk power delivery points and the distribution system serving end use customers in each of the two counties.

          Citizens - AZ purchases virtually all of its electric energy requirements from external resources, primarily as a full requirements customer of PWCC, an affiliate of APS.(3) The only generation it owns is the 47 MW Valencia natural gas turbine plant in Nogales. The plant is a dual-fuel plant, using both No. 2 fuel oil and natural gas. Only up to 50 percent of its fuel input requirements can be met by natural gas due to capacity constraints on local gas transmission and distribution system. The Valencia plant is mainly used as emergency back-up power source to Santa Cruz County, where the main power source currently is a single, 50-mile 115kV transmission line delivering power from the Western Area Power Administration ("WAPA") system to the Nogales Switchyard. PWCC has dispatch rights over the Valencia plant based on economic dispatch of the facilities. With a heat rate of approximately 16,000 Btu per kWh, Valencia is rarely subject to economic dispatch. Exhibit No. JSH-2 is a map showing the service territories of Citizens - AZ, Tucson Electric and APS, along with the location of the Citizen's Valencia plant and the Tucson Electric generation assets.

          Citizens - AZ natural gas distribution operations provide delivery service to customers in the northern portion of the state, in Mohave, Coconino, Yavapai, and Navajo counties.


----------
(3) Citizens - AZ has two main transmission contracts with WAPA for delivery of the PWCC power to its load. One is a long-term (through February 2008) firm point-to-point contract from WAPA into Mohave County (250 MW) and Santa Cruz (65 MW). The other is a firm, long-term (through June 2011) contract on the Northwest-Pacific Southwest Intertie for delivery of 110 MW at the Griffith 230 kv substation (near Kingman, AZ).

Q. PLEASE DESCRIBE THE JOINT TRANSMISSION PROJECT BEING UNDERTAKEN BY TUCSON ELECTRIC AND CITIZENS - AZ.

A. In January 2001, Tucson Electric and Citizens entered into a project development agreement for the construction of a 345-kV transmission line from an existing substation in Tucson to a new substation in Nogales, Arizona. The line will improve transmission into the southern Arizona region. In January 2002, the Arizona Corporation Commission ("ACC") approved construction of the line. Applications for Department of Energy permits to cross national forest service land are pending. Tucson Electric plans to begin construction by the first quarter of 2003. This project, when completed, will meet one of Citizen's service reliability requirements mandated by the ACC following repeated outages in their system. Tucson Electric also has applied for a Presidential Permit from the Department of Energy to interconnect with Mexico, which could improve Tucson Electric's system reliability and provide increased transmission revenues for Tucson Electric.

V.     FRAMEWORK FOR THE ANALYSIS

Q.     WHAT ARE THE GENERAL MARKET POWER ISSUES RAISED BY MERGER PROPOSALS?

A. Market power refers to the ability of a firm, or a group of firms, to profitably increase prices by a small, but not insignificant, amount above the competitive level in a sustained manner. In assessing the potential for an applicant to exercise market power, it is appropriate to review the concentration in relevant markets and whether entry barriers exist that could prevent or hinder firms from entering the market.

          Horizontal market power refers to the ability to sustain a price increase above the prevailing level on the part of a single firm or group of firms at the same level of production (i.e., firms with a horizontal relationship to one another). Horizontal market power generally arises in situations where a firm, or a group of firms, is able to withhold supply and thereby increase the market price.

          Vertical market power refers to the ability of an integrated firm, i.e., one with a position in both an upstream and downstream market, to take actions at one level of the production chain to adversely affect prices or output at another level. For example, a potential action that would raise the costs of downstream rivals in obtaining supplies of inputs from upstream markets could raise a vertical market power concern.

          Market power can only be exercised successfully if competition from alternative suppliers is limited, including competition from potential suppliers that could otherwise enter the market in response to a significant increase in the market price. Only under these conditions would an attempt to raise the market price be sustainable. In a vertical context, firms that have the ability to exercise market power may not have an incentive to do so since they may face a trade-off between the costs and benefits of a market power strategy. For example, a firm attempting to exercise vertical market power could suffer financial losses in its upstream natural gas supply operations if it attempted to increase the price of gas in order to profit from higher electricity prices that would accrue to its downstream generating asset.

       A.     HORIZONTAL MARKET POWER

Q.     HOW HAS THE COMMISSION ASSESSED HORIZONTAL MERGERS?

A. With the issuance of Order No. 592(4) in December 1996, and later Order No. 642, the Commission adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines a detailed analytic method that applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers. There are four steps involved in assessing horizontal market power: (1) identify the relevant product market; (2) identify the suppliers in the relevant geographic market; (3) assess


----------
(4)    Inquiry Concerning the Commission's Merger Policy Under the Federal Power
       Act: Policy Statement, Order No. 592, FERC Stats. & Regs.P. 31,044
       (1996), reconsideration denied, Order No. 592-A, 79 FERCP. 61,321 (1997) (hereinafter, the "Merger Policy Statement"); Revised Filing Requirements under Part 33 of the Commission's Regulations, Order No. 642, FERC Stats. & Regs. [Regs. Preambles 1996-2000]P. 31,111 (2000) ("Order No. 642"), on
       reh'g, Order No. 642-A, 94 FERCP. 61,289 (2001) (hereinafter collectively referred to as the "Revised Merger Policy Statement").

       market concentration, and (4) assess competitive effects, including future entry conditions.

          In Order Nos. 592 and 642, the Commission adopted the DOJ/FTC Guidelines for measuring market concentration levels by the Herfindahl-Hirschman Index ("HHI").(5) If a proposed merger raises no market power concerns (i.e., passes the Appendix A screen), the inquiry is generally complete. If a proposed merger raises potential market power concerns, applicants can propose mitigation measures at the time of application.

          Part 33 of the Commission's Revised Filing Requirements affirmed the screening approach to mergers consistent with the Appendix A analysis set forth in the Merger Policy Statement. Under Section 33.3(a)(2), the Commission established an exemption from the requirement to file a horizontal Competitive Analysis Screen if the applicant:

       (i) Affirmatively demonstrates that the merging entities do not currently operate in the same geographic markets or that the extent of the business transactions in the same geographic market is de minimis; and

       (ii) No intervenor has alleged that one of the merging entities is a perceived potential competitor in the same geographic market as the other.


----------
(5) To determine whether a proposed merger will have a significant anticompetitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger HHI) and the change that results from the combination of the market shares of the merging entities. Markets with a post-merger HHI of less than 1,000 are considered "unconcentrated". The DOJ and FTC generally consider mergers in such markets to have no anticompetitive impact. Markets with post-merger HHIs of 1,000 to 1,800 are considered "moderately concentrated". In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anticompetitive effects. Finally, post-merger HHIs of more than 1,800 are considered to indicate highly concentrated markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anticompetitive impact.

          B.  VERTICAL MARKET POWER


Q. WHAT MARKET POWER ISSUES HAS THE COMMISSION FOCUSED ON IN ASSESSING THE VERTICAL COMBINATION OF FIRMS THAT PROVIDE INPUTS TO ELECTRICITY PRODUCTS (E.G., NATURAL GAS TRANSPORTATION) AND FIRMS THAT HAVE ELECTRIC GENERATION?

A. The Commission's concerns have been expressed in the context of regulations and orders concerning "convergence" mergers between electric companies and gas pipelines. The Commission has indicated that under some circumstances a merger involving a supplier of generating fuels could give rise to vertical concerns. The principal issue the Commission has identified is whether the merger may create or enhance the ability of the merged firm to exercise market power in downstream electricity markets by control over the supply of inputs to rival producers of electricity.(6) Three potential abuses have been identified: the upstream firm acts to raise rivals' costs or foreclose them from the downstream market in order to increase prices received by the downstream affiliate;(7) the upstream firm acts to facilitate collusion among downstream firms;(8) or transactions between vertical affiliates are used to frustrate regulatory oversight of the cost/price relationship of prices charged by the


----------
(6) A discussion of the Commission's approach to convergence mergers is found in Order No. 642, as well as San Diego Gas & Electric Company and Enova Corporation, 79 FERC P. 61,372 (1997), reh'g denied, 83 FERC P. 61,199
       (1998) ("Enova").

(7) Foreclosure (or raising rivals' costs) refers to the situation in which a vertically integrated firm withholds inputs that are produced by the upstream portion of the firm from rivals in the downstream market, or makes them available on a basis intended to raise the rivals' input costs. The goal of this strategy is to increase the production costs of the downstream rivals and create a market advantage for the downstream portion of the firm and/or to raise market prices at which the downstream affiliate sells.

       Provided that competitors in the downstream market have adequate alternative sources of the input in question, foreclosure will not affect prices in the downstream market. However, if the reduction in supply by the upstream supplier leads to higher costs to marginal generators in the downstream market, prices in the downstream market could be increased. Thus, foreclosure will affect electricity markets only if the upstream supplier has market power over supplies to price-setting downstream generators.

(8) Facilitating coordination concerns arise if the combination either positively affects the ability of competing firms to tacitly agree to raise prices (or restrict output) or decreases the incentive for firms to compete aggressively on price or service. As with foreclosure, whether this is an issue depends upon the competitive conditions in the relevant upstream and downstream markets.

       downstream electricity supplier.(9) The Commission has expressed the specific concern that convergence mergers involving an upstream gas supplier serving the downstream merger partner, as well as competitors of that partner, could provide preferential terms of service or access to commercially valuable information to its new affiliate.

          In order for a gas transportation/electric vertical market power strategy to be successful in raising rivals' costs (i.e., market prices for electricity), a number of structural conditions are necessary: (1) gas transportation alternatives must be absent or limited; (2) enough generating capacity must be affected so that market prices are impacted; and (3) both the upstream and downstream markets must be conducive to the exercise of market power following the merger. If these conditions are present, a final consideration is whether or not a vertical strategy to raise prices would be profitable (i.e., whether the merged firm's gain in electricity profits outweighs any lost profits on natural gas transportation). It is appropriate to consider existing regulatory constraints in assessing profitability.


Q. UNDER THE COMMISSION'S GUIDELINES, WHAT ARE THE ELEMENTS OF THE VERTICAL SCREEN ANALYSIS?

A. Similar to the horizontal screen analysis, there are four steps to the vertical screen analysis: (1) describe the relevant products for the upstream and downstream markets; (2) define the relevant geographic market for the upstream and downstream markets; (3) evaluate the current competitive conditions in the upstream and downstream market and the effect of the contemplated merger on those markets; and (4) evaluate other factors that are relevant to the proposed merger.


----------
(9) Regulatory evasion concerns may be relevant if one of the consolidating firms is price regulated and the other is not. The concern is that the regulated firm might buy from the unregulated firm at above market prices (or sells to it at below market prices), thereby transferring profits to the unregulated entity while recovering the higher costs (lower revenues) under cost of service principles in the regulated sector. The concern is that the new vertical relationship could impede regulatory review of the costs of the regulated firm since transfers might not be at market prices. To date, the Commission has accepted adequate regulatory oversight as a remedy for this concern.

          The Commission has emphasized that a strategy to raise rivals' costs would be plausible only if both the upstream and downstream markets are conducive to the exercise of market power.(10) That is, if either the upstream or downstream market is shown to be workably competitive, rivals' costs most likely cannot be raised, regardless of the competitive conditions in the other market. The screen employed by the Commission is that the markets must be highly concentrated (HHI in excess of 1,800) for the test to be failed.

          If the screening analysis suggests that both the upstream and downstream markets are highly concentrated and therefore conducive to the exercise of market power, the Commission's regulations state that applicants can either: (1) demonstrate that it would be difficult to actually raise rivals' costs, (2) directly evaluate whether customers of the upstream input supplier can readily switch to alternative suppliers or inputs in response to any actions taken by the Applicants' upstream supplier, or (3) show that a strategy of raising rivals' costs would not be profitable.(11) Finally, if after considering all of these factors the merger still raises competitive concerns, the Commission requires that applicants propose specific mitigation measures. (12)

          As with the horizontal analysis, however, there is a de minimis exception under section 33.4(a)(2). A vertical Competitive Analysis need not be filed if the applicant can affirmatively demonstrate that:

       (i) The merging entities currently do not provide inputs to electricity products (i.e., upstream relevant products) and electricity products (i.e., downstream relevant products) in the same geographic markets or that the extent of the business transactions in the same geographic market is de minimis; and no intervenor has alleged that one of the merging entities is a perceived potential competitor in the same geographic market as the other.


----------
(10)   The Commission noted in the Dominion order (and as stated in Enova):
       "what is pertinent for the purpose of evaluating whether a vertical merger poses a competitive concern, is whether relevant upstream and downstream markets are highly concentrated (i.e., HHI of 1,800 or above.)" Dominion Res., Inc. and Consolidated Natural Gas Co., 89 FERCP. 61,162 at 61,481 (1999) ("Dominion").

(11)   18 C.F.R. ss.33.4(g)(4) (2002).

(12)   Id. ss.33.4(d).

       (ii) The extent of the upstream relevant products currently provided by the merging entities is used to produce a de minimis amount of the relevant downstream products in the relevant destination markets.

VI.    COMPETITIVE ANALYSIS

       A.     HORIZONTAL MARKET POWER


Q. WHAT ARE THE POTENTIAL HORIZONTAL MARKET POWER CONCERNS ASSOCIATED WITH THE TRANSACTION?

A. The potential horizontal market power issue associated with this Transaction arises from the combination of UniSource Energy's (mostly Tucson Electric's) electric generation and the electric generation owned or controlled by Citizens - AZ.

          Tucson Electric owns or leases 2,002 MW of generating capacity, plus has an additional 110 MW of capacity under a long-term capacity exchange agreement.(13) However, Citizens - AZ owns only 47 MW of generation, consisting of the Valencia peaking units, located in APS's control area and under the exclusive dispatch control of APS except under emergency (or other extremely limited) conditions. Citizens - AZ's load is served under a full requirements contract with PWCC, with the Valencia units typically providing only standby power.

          Citizens - AZ has a peak load of about 320 MW, and is a substantial net buyer of wholesale electricity. Its only wholesale customer, Mohave Electric Cooperative, has a monthly peak demand of only 0.1 MW.

          Under any relevant geographic market definition, Citizens - AZ's market share would be de minimis.


----------
(13) Tucson Electric, as noted above, has four long-term firm sales contracts, totaling about 215 MW.

Q.     HOW DOES THE COMMISSION TYPICALLY DEFINE GEOGRAPHIC MARKETS?

A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order Nos. 592, 642 and the Revised Filing Requirements. "Affected customers are, at a minimum, those entities directly interconnected to any of the merging entities and entities that have purchased electricity at wholesale from any of the merging parties during the two years prior to the date of the application."(14) Typically, the Commission has considered ach utility that is directly interconnected to the applicants is considered a separate "destination market," although it also has accepted an approach whereby customers that have the same supply alternatives can be aggregated into a single destination market.

Q. IN THE CONTEXT OF THIS TRANSACTION, WHAT WOULD BE THE SMALLEST POTENTIALLY RELEVANT GEOGRAPHIC MARKETS?

A. The smallest relevant geographic markets, consistent with the destination market approach, would consist of Tucson Electric's or APS's control area. Alternatively, a market consisting of their combined control areas, or, perhaps, the desert southwest region as a whole would be relevant markets.

Q. IF A COMPETITIVE ANALYSIS SCREEN WERE REQUIRED, WHAT ANALYSIS WOULD YOU CONDUCT?

A. As specified in the Revised Filing Requirements, for each of the relevant destination markets, supply alternatives are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. The supply is considered economic if a supplier's generation can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price. Physical transmission constraints are taken into consideration in


----------
(14)   Revised Filing Requirements, 18 C.F.R.ss.33.3(c)(2).

       determining the potential supply to the destination market.

          Two measures of non-firm energy are among the relevant electricity product markets analyzed: "Available Economic Capacity" and "Economic Capacity". Available Economic Capacity differs from Economic Capacity solely in that native and requirements customer loads are deducted from the resources controlled by each supplier. Under conditions of full retail access, all capacity could be considered to be in the market, in which case the Available Economic Capacity analysis would become identical to the Economic Capacity. The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or receive fuel.


Q. IN THE CONTEXT OF THE COMPETITIVE ANALYSIS SCREEN, HOW CAN YOU DEMONSTRATE THAT THE CITIZENS - AZ'S MARKET SHARE IS DE MINIMIS?

A. On its face, 47 MW is a relatively insignificant amount of generation. The Valencia peaking units have a high heat rate of about 16,000 Btu per MWh and a correspondingly high dispatch cost. As a result, these units run only a small fraction of the year having an annual capacity factor in 2001 of about 0.8 percent, meaning that the plant runs about 55 hours out of the year. In terms of the delivered price test, the Valencia plants would only be economic at very high-priced time periods; indeed, when virtually all other generation in a market also is economic.

          In order to create a horizontal overlap between Citizens - AZ's generation (47 MW in APS's control area) and those of Tucson Electric (2,100 MW either physically in, or with transmission into, its control area), the relevant geographic markets could be as small as the two individual control areas, the combined control areas or the larger Arizona-New Mexico-Southern Nevada area of the Western Electric Coordinating Council ("WECC"). It is clear that under any of those market definitions, Citizens - AZ's market share is de minimis.

          If the APS control area is a relevant destination market, even ignoring import capability into APS, Valencia is less than 0.8 percent of APS's owned and controlled capacity (approximately 6,700 MW). (This represents generation physically located in APS's control area or remote generation with transmission rights into it.) In terms of deliverability, the 47 MW, located within the APS control area, would have to compete with other generation in the APS control area and hence receive only a pro rata share (i.e., less than one percent) of transmission into the Tucson Electric control area.

          If the combined control areas constitute a relevant destination market (without consideration of import capability into that market), Citizens - AZ's 47 MW represents only 0.6 percent of the combined capacity of APS and Tucson Electric (again, taking into consideration generation either physically located in those control areas or remote generation with transmission rights to those control areas).

          If the Arizona-New Mexico-Southern Nevada area of the WECC is a relevant destination market, Citizens - AZ's 47 MW represents only 0.2 percent of the market.

Q.     HAVE YOU CONDUCTED AN APPENDIX A ANALYSIS OF THIS TRANSACTION?

A. No, I have not conducted a full Appendix A analysis, because the transaction has a de minimis impact on the competitive market structure. However, I have conducted an indicative analysis to illustrate the minor impact this transaction would have on market concentration.


          As discussed above, the only time period in which the Valencia units would be economical would be at very high prices, or during the "Super peak" period in an Appendix A analysis. The destination market that would experience the largest competitive impact from this transaction would be that associated with the Tucson Electric control area. The Valencia units are located in the APS control area and would have to compete with other generation, principally the APS generation capacity, for the limited transmission capacity into the Tucson Electric destination market. Using a Total Transmission Capacity measure, it appears that about 2,100 MW of import capacity connects the Tucson Electric control area with outside areas. The amount of transmission capacity available to others, however, is quite limited due to Tucson Electric's own needs and the limitations associated with two-county financing. The Available Transmission Capacity may be as small 10 MW or so.


          Table 2 shows a simplified analysis of the impact of the transaction on the HHI for the Tucson Electric destination market in the Super Peak period by conservatively assuming that there are only three market participants: Tucson Electric, Citizens - AZ and APS. Citizens - AZ and APS are assumed to compete for limited transmission capacity into the Tucson Electric control area. As shown, whether import capability into Tucson Electric is 10 MW, 500 MW or 2,100 MW, the HHI change resulting from the transaction does not exceed 35 points.(15) Given the ATC into Tucson Electric is quite small, the change in the HHI most likely is no more than one or two points--a de minimis impact on market structure. Even if the ATC is substantially higher, the change in the HHI is no greater than 35 points.(16)

          Regardless of the ATC, the change in the HHI in the Super-Peak period would be less than 50 points, which is the Commission's standard under the Appendix A analysis framework for highly concentrated markets. Accordingly, I conclude that the competitive impact of the transaction does not exceed the Commission's standard of review for this type of case.

----------
(15) TTCs into the Tucson Electric control area, reported on OASIS or in the WSCC Path Rating Guide (the publicly-available FERC Form No. 715), include imports into Greenlee and Vail, which total about 2,100 MW. Much of this import capability is used by Tucson Electric to deliver power from remotely-owed generation to its load centers.

(16) Coincidently, the change in the HHI in these circumstances increases from 0 to 35 points as ATC goes from 0 to 2,100 MW. Beyond 2,100 MW, the change in the HHI actually decreases to a level below 35 points. This result is due to the small size of the Citizens - AZ market share and the sharing of the ATC between APS and Citizens - AZ under the Appendix A methodology.

                                            TABLE 2
                        CHANGE IN HHI AS ATC VARIES FROM 10 TO 2,100 MW
                                   (DESTINATION MARKET: TEP)

                                GENERATION
                                CONTROLLED        LOCAL                     TOTAL
        MARKET PARTICIPANT         (MW)         GENERATION     IMPORTS     MARKET         SHARE
ASSUME ATC/TTC INTO TEP =  2,100
        TEP                        2,112          2,112                     2,112.0        50.1%
        APS                        6,700                        2,085       2,085.4        49.5%
        Citizens (Valencia)           47                           15          14.6         0.3%
        Total                      8,859                        2,100       4,212.0       100.0%
                                                                   HHI CHANGE               34.8


ASSUME ATC/TTC INTO TEP =  500
        TEP                        2,112          2,112                     2,112.0        80.9%
        APS                        6,700                          497         496.5        19.0%
        Citizens (Valencia)           47                            3           3.5         0.1%
        Total                      8,859                          500       2,612.0       100.0%
                                                                   HHI CHANGE               21.6


ASSUME ATC/TTC INTO TEP =  10
        TEP                        2,112          2,112                     2,112.0        99.5%
        APS                        6,700                           10           9.9         0.5%
        Citizens (Valencia)           47                           0.1          0.1         0.0%
        Total                      8,859                           10       2,122.0       100.0%
                                                                   HHI CHANGE                0.7

Note:  HHI Change based on formula of 2ab, where a and b are pre-merger market shares



Q. DOES CITIZENS - AZ HAVE ECONOMIC CAPACITY IN EXCESS OF ITS 47 MW VALENCIA UNITS?

A. No. As I noted earlier, Citizens - AZ, in addition to its 47 MW of owned generation (the Valencia peaking units), has a requirements contract with PWCC under which PWCC serves Citizens' load. Undeniably, however, this requirements contract does not give Citizens - AZ control over this generation. The generation used to serve Citizens - AZ load is, in effect, APS's (or, PWCC's) Economic Capacity (i.e., with no native load requirements, APS controls this generation) and not Citizens - AZ's Economic Capacity. When conducting an Available Economic Capacity analysis, the contractual obligation to serve Citizens - AZ load means that this generation would not be counted as available to the market.

       B.     VERTICAL ANALYSIS

Q. WHAT ARE THE POTENTIAL VERTICAL MARKET POWER CONCERNS ASSOCIATED WITH THE PROPOSED TRANSACTION?

A. The potentially relevant market power concern in this case stems from the vertical integration of the electric generating facilities owned or controlled by UniSource Energy and the natural gas distribution system owned and operated by Citizens - AZ; that is, whether UniSource Energy somehow would be able to use its control of natural gas distribution in a manner that would adversely impact competitive conditions in the relevant downstream electric generation market. This potentially could involve the issue of whether UniSource Energy can withhold or impair service to rival downstream competitors in a manner that increases downstream (electricity) prices received by affiliated generation.

Q. IS THERE ANY NEED TO CONDUCT A FULL VERTICAL COMPETITIVE ANALYSIS IN THE CONTEXT OF THIS TRANSACTION?

A. No. Neither UniSource Energy nor Citizens - AZ owns or controls a long-haul gas transportation pipeline. In prior convergence mergers in which the Commission found potential vertical market power concerns, the transaction involved the combination of a large electric generator with ownership in a significant gas pipeline system.(17) Citizens - AZ's ownership of an LDC system simply does not represent a degree of control or access to the types of information that could give rise to a vertical concern.(18)

          While Citizens - AZ has contractual rights to some transportation capacity on unaffiliated interstate gas transportation pipelines, such contracts do not provide the degree of control necessary to trigger


----------
(17)   See Dominion, 89 FERCP. 61,162; Enova, 79 FERCP. 61,372.

(18) In Long Island Lighting, for example, the Commission found that an LDC generally does not have the ability to disadvantage rival generating units, since (i) generators can bypass the LDC; (ii) LDCs only control service within their service territories; and (iii) LDCs are subject to state regulation of services and rates. Long Island Lighting Co., 80 FERC
       P. 61,035 (1997), reh'g denied, 82 FERC P. 61,216 (1998).

       vertical market power concerns. Tucson Electric is a full requirements customer of Southwest Gas and holds no pipeline capacity itself.

          The only potential remaining issue arises to the extent Citizens - AZ, as an LDC, supplies gas transportation to rival generators in the same relevant market as generation owned by UniSource Energy (or Tucson Electric). As I discuss below, the specific circumstances of Citizens - AZ LDC activities with respect to electric generation eliminate any such concern.


Q.     AS AN LDC, WHAT ELECTRIC GENERATION DOES CITIZENS - AZ SERVE?

A. Citizens - AZ serves four electric generators: Cholla, Valencia, Griffith Energy Facility and Abitibi. Two (Cholla and Abitibi) are primarily coal-fired generating stations. Valencia, of course, is Citizens - AZ's own plant, and it also is a dual-fired unit. Only Griffith Energy Plant is a rival gas-fired generator, and is located close to three interstate pipelines. Valencia has already been described, but the other three plants are described below.

          Cholla is a 1,100 MW coal-fired plant in northeast Arizona. Citizens - AZ provides a minor amount of natural gas, mainly for flame stabilization and start-up fuel. Total annual gas usage just meets the minimum requirement to qualify as a transportation customer under Citizens - AZ's tariff, 120,000 dTh per year.

          Abitibi is a 70 MW cogeneration plant fueled mainly by coal. The plant uses natural gas from time to time, primarily to fuel the cogeneration plant during maintenance outages of the coal-burning equipment, and occasionally based on plant economics. Maximum plant requirements can approach 15,000 dTh per day under these conditions, but total annual gas requirements are normally relatively small, and highly variable.

          Griffith Power Plant is a 600 MW natural gas-fired combined-cycle generation facility in Mohave County. Citizens - AZ delivers 100 percent of the plant's gas requirements through laterals connected to three interstate pipelines (El Paso Natural Gas Company, Transwestern Pipeline Company, and Southern Trails Pipeline Company). Citizens - AZ's transportation services are provided under a special 20-year fixed transportation rate contract, with a maximum daily quantity of 121,000 dTh per day. Citizens - AZ provides a minor portion of the plant's natural gas commodity requirements, but the vast majority of the commodity requirements is supplied by the plant's owners. Exhibit No. JSH-3 is a map showing the location of the Griffith plant in relation to its three interconnected interstate pipelines.


Q.     HOW DO THESE FACTS RELATE TO THE NEED TO FILE A VERTICAL COMPETITIVE
       ANALYSIS?

A. Section 33.4(a)(2) of the Revised Filing Requirements states that a vertical Competitive Analysis is not needed if the applicant can affirmatively demonstrate that:

       (i) The merging entities currently do not provide inputs to electricity products (i.e., upstream relevant products) and electricity products (i.e., downstream relevant products) in the same geographic markets or that the extent of the business transactions in the same geographic market is de minimis; and no intervenor has alleged that one of the merging entities is a perceived potential competitor in the same geographic market as the other.

       (ii) The extent of the upstream relevant products currently provided by the merging entities is used to produce a de minimis amount of the relevant downstream products in the relevant destination markets.

          Since Citizens - AZ serves only one gas-fired generator - Griffith - of significant size, and this customer is under a 20-year fixed rate transportation contracts, Citizens - AZ is not in a position to raise rivals' costs through higher transportation rates. Moreover, Citizens - AZ serves Griffith through three laterals to three separate interstate pipelines (El Paso, Transwestern and Southern Trails). In these circumstances, physical foreclosure would be particularly unlikely, if not impossible, given that three different facilities would be involved. Further, Griffith is in close proximity (3-5 miles) to these three interstate pipeline systems and it could connect directly to any or all of them.

          Finally, there are no present plans for new generators to connect to Citizens - AZ's LDC system.

Q. WHAT IS THE BASIS FOR YOUR CONCLUSION THAT THESE FACTS MEET THE DE MINIMIS STANDARD?

A. While the total electric generation served by Citizens - AZ's gas transportation service, comprised of the four generating units described above, may nominally represent an amount of generation that is more than de minimis, the only generation that arguably is relevant is the Griffith unit. This unit represents 0.5 percent of the approximately 143,000 MW of capacity in the U.S. portion of the WECC and less than 3 percent of the 23,700 MW of capacity in the Arizona-New Mexico-Southern Nevada area of the WECC. This should be sufficient for demonstrating that the relevant generation served by Applicants is de minimis. Importantly, since the Griffith unit is subject to a long-term fixed price transportation contract, Citizens - AZ's supply to this plant cannot give rise to concerns about raising rivals' costs. On this basis, I conclude that the extent of relevant business transactions in the same geographic market is de minimis.(19)

VII.   CONCLUSION


Q.     WHAT DO YOU CONCLUDE FROM YOUR REVIEW OF MARKET POWER ISSUES IN THIS
       CASE?

A. The Transaction has no material impact on either horizontal and vertical market power. The electric generation assets controlled by the merged company will change by only a de minimis amount with the addition of Citizens - AZ's 47 MW. The combination of the electric generation and gas transportation assets similarly will have a de minimis effect, given that only one significant rival gas-fired generator is served by Citizens - AZ, and it is subject to a long-term, fixed price contract which prevents the merged firm from raising rivals' costs or foreclosing on competitors. Further, this, and other new generators, have the option of connecting directly to multiple pipelines in the area and bypassing the LDC operations.


----------
(19) See Northwest Natural Gas Co., 98 FERC P. 61,134 at 61,388 (2002) ("Applicants have shown that the amount of electric generation served by gas transportation services controlled by the merged firm is de minimis.").

          Overall, I conclude that the Transaction should be exempt from filing Competitive Analysis Screens under the Revised Filing Requirements because the transaction the extent of applicants' business transactions in the same geographic market is de minimis.


Q. DOES THIS COMPLETE YOUR TESTIMONY?

A. Yes.

                                    EXHIBIT C

                         ORGANIZATIONAL CHARTS DEPICTING
                    CURRENT AND PROPOSED CORPORATE STRUCTURES

                                                                     EXHIBIT C.1


                  APPLICANTS' CURRENT ORGANIZATIONAL STRUCTURES





                               [Graphic Omitted]








* UniSource Energy's non-utility subsidiaries are identified in Section II.A.2. of the Application.

                                                                     EXHIBIT C.2


                 APPLICANTS' PROPOSED ORGANIZATIONAL STRUCTURES





                               [Graphic Omitted]







* As noted in Section II.B.1. of the Application, UniSource Energy plans to hold the assets in one or more subsidiaries. UniSource Energy will either hold the Assets in one newly formed subsidiary, or will hold the Gas Assets in one newly formed subsidiary and the Electric Assets in a separate, newly formed subsidiary.

                                    EXHIBIT F

                    DESCRIPTION OF WHOLESALE POWER CUSTOMERS

                                                                       EXHIBIT F


                    DESCRIPTION OF WHOLESALE POWER CUSTOMERS

TUCSON ELECTRIC WHOLESALE POWER CUSTOMERS

1.   PHELPS DODGE ENERGY SERVICES, L.L.C.

     Tucson Electric provides power to PD under a long-term power purchase agreement. PD is a limited liability company organized under the laws of the State of Delaware as well as an exempt wholesale generator ("EWG") under section 3(a)(3) of PUHCA.

2.   NAVAJO TRIBAL UTILITY AUTHORITY

     Tucson Electric provides power to NTUA under a wholesale power supply agreement. NTUA is an enterprise and public agency of the Navajo Nation engaged in the distribution of power and energy on the Navajo Reservation in northern Arizona, southern Utah and northwest New Mexico.

3.   SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

     Tucson Electric provides power to SRP under a wholesale power supply agreement. SRP is an agricultural improvement district organized and existing under the laws of the State of Arizona.

4.   TOHONO O'ODHAM UTILITY AUTHORITY

     Tucson Electric provides power to TOUA under a wholesale power supply agreement. TOUA is a subsidiary organization of the Tohono O'odham Nation duly organized pursuant to a Second Restated Plan of Operation approved by Resolution No. 91-175 of the Tohono O'odham Legislative Council and acting upon the authority of the Tohono O'odham Nation.

                                                                       EXHIBIT F


                    DESCRIPTION OF WHOLESALE POWER CUSTOMERS

AED WHOLESALE POWER CUSTOMER

MOHAVE ELECTRIC COOPERATIVE, INC.

AED provides wholesale power to Mohave. Mohave is a Cooperative type of membership utility, providing services to customers in northwestern Arizona. Mohave's services include the sale of electricity to residential and commercial customers, and construction of electric distribution facilities.